                                                                       EXHIBIT A



                      AGREEMENT AND PLAN OF REORGANIZATION


                                    BETWEEN



                        ST. FRANCIS CAPITAL CORPORATION


                                      AND


                           RELIANCE BANCSHARES, INC.


                           Dated as of June 30, 1998

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
                                                       ARTICLE ONE

THE REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
         1.01       Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
         1.02       Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
         1.03       Manner of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
         1.04       Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-2
         1.05       Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-2
         1.06       Election Procedures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-4
         1.07       Exchange Procedures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-6
         1.08       No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
         1.09       Dissenting Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
         1.10       Withholding Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
         1.11       Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-9
         1.12       Bank Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-9

                                                       ARTICLE TWO

REPRESENTATIONS AND WARRANTIES OF ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.01       Organization; Qualification; Good Standing; Corporate Power . . . . . . . . . . . . . . . . . .  A-10
         2.02       Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.03       Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.04       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         2.05       Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         2.06       No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         2.07       Consents and Approvals.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         2.08       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         2.09       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         2.10       Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         2.11       Shares to be Issued in Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         2.12       Broker's Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         2.13       Acquiror Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         2.14       Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         2.15       Community Reinvestment Act Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.16       Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.17       Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15

                                                      ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         3.01       Organization; Qualification; Good Standing; Corporate Power . . . . . . . . . . . . . . . . . .  A-15
         3.02       Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         3.03       Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         3.04       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         3.05       Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
         3.06       No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
         3.07       Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         3.08       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         3.09       Taxes, Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         3.10       Corporate Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         3.11       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21

         3.12       Brokerage Commissions and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         3.13       Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         3.14       Governing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         3.15       Orders, Injunctions, Decrees; Compliance With Applicable Laws . . . . . . . . . . . . . . . . .  A-23
         3.16       Shareholders of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         3.17       Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         3.18       Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         3.19       Loan Portfolio; Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         3.20       Mortgage-Backed and Related Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         3.21       Allowance for Loan Losses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         3.22       Conduct   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         3.23       Fiduciary Responsibilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         3.24       Compliance With Environmental Laws and Health and Safety Laws . . . . . . . . . . . . . . . . .  A-25
         3.25       Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
         3.26       Insider Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.27       No Sensitive Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.28       Community Reinvestment Act Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.29       Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.30       Qualified Thrift Lender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.31       The ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.32       Absence of Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.33       Liquidation Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         3.34       Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         3.35       Derivative Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         3.36       Company Pension Plan.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         3.37       Director Deferred Retirement Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28

                                                       ARTICLE FOUR

COVENANTS OF ACQUIROR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         4.01       Conduct Of Business: Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         4.02       SEC Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
         4.03       Authorization, Reservation and Listing of Common Stock  . . . . . . . . . . . . . . . . . . . .  A-29
         4.04       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
         4.05       Regulatory Application and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
         4.06       Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         4.07       Negative Covenant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         4.08       Advisory Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         4.09       Qualifying the Merger for Tax-Free Status   . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         4.10       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30

                                                       ARTICLE FIVE

COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
         5.01       Registration Statement and Shareholders Meeting.  . . . . . . . . . . . . . . . . . . . . . . .  A-31
         5.02       Conduct Of Business, Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
         5.03       Confirming and Conforming Accounting and Reserve Policies; Integration  . . . . . . . . . . . .  A-35
         5.04       Information, Access Thereto   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
         5.05       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
         5.06       Recommendation of Merger to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         5.07       Litigation Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         5.08       Bank Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         5.09       No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         5.10       Other Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         5.11       Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36

         5.12       Termination and Other Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         5.13       Voting Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
         5.14       Advise of Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37

                                                       ARTICLE SIX

ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
         6.01       Regulatory Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
         6.02       Legal Conditions to Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
         6.03       Subsequent SEC Filings; Press Releases.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
         6.04       Additional Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
         6.05       Advice of Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
         6.06       Current Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
         6.07       Termination of Regulatory Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
         6.08       Tax Returns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
         6.09       Compensation and Benefit Plans; Existing Agreements.  . . . . . . . . . . . . . . . . . . . . .  A-39
         6.10       Environmental Studies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40

                                                      ARTICLE SEVEN

CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
         7.01       Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
         7.02       Federal Tax Opinion.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
         7.03       Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         7.04       Orders, Decrees and Judgments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         7.05       NASDAQ Listing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42

                                                      ARTICLE EIGHT

FURTHER CONDITIONS TO THE OBLIGATIONS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         8.01       Compliance by Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         8.02       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         8.03       Officers' Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         8.04       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         8.05       No Environmental Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
         8.06       Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
         8.07       Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
         8.08       Accountant's Letter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43

                                                       ARTICLE NINE

FURTHER CONDITIONS TO THE OBLIGATIONS OF ACQUIROR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
         9.01       Compliance by the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
         9.02       Accuracy of Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
         9.03       Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
         9.04       Sufficiency of Documents, Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
         9.05       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
         9.06       Officers' Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
         9.07       Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
         9.08       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
         9.09       Agreements of Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
         9.10       Bank Merger Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
         9.11       Consents Under Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
         9.12       Accountant's Letter.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
         9.13       Approval by Affirmative Vote of Shareholders; Exercise of Dissenters' Rights  . . . . . . . . .  A-45
         9.14       Nonperforming Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45

                                                       ARTICLE TEN

TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
         10.01      Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
         10.02      Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
         10.03      Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47

                                                      ARTICLE ELEVEN

MODIFICATIONS, AMENDMENTS AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
         11.01      Modifications, Amendments and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48

                                                      ARTICLE TWELVE

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
         12.01      Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
         12.02      Articles of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
         12.03      Further Acts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
         12.04      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
         12.05      Alternative Structure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         12.06      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         12.07      Nonsurvival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         12.08      Discussions With Other Banks, Bank Holding Companies, Savings Associations and
                      Bank-Related Businesses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         12.09      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         12.10      Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         12.11      Binding Effect and Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         12.12      Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-51
         12.13      Relief Due to Breach.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-51
         12.14      Invalidity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-51
         12.15      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-51
         12.16      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-51



EXHIBIT A:          Agreement and Plan of Merger
EXHIBIT B:          Bank Merger Agreement
EXHIBIT C:          Form of Employment Agreement
EXHIBIT D:          Form of Voting Agreements
EXHIBIT E:          Legal Opinion
EXHIBIT F:          Legal Opinion
EXHIBIT G:          Affiliates' Letter


APPENDIX I:         Disclosure Schedules

                      AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") by and between ST. FRANCIS CAPITAL CORPORATION, a Wisconsin corporation ("Acquiror"), and RELIANCE BANCSHARES, INC., a Wisconsin corporation (the "Company"), is made and entered into this 30th day of June, 1998.


                              W I T N E S S E T H:


      WHEREAS, Acquiror and the Company desire that the Company be merged with and into Acquiror in accordance with the applicable statutes of the State of Wisconsin and in accordance with an Agreement and Plan of Merger (the "Plan of Merger") substantially on the terms and in the form attached hereto as Exhibit A (the merger provided for therein being called the "Merger"); and

      WHEREAS, immediately upon the Merger, Acquiror and the Company intend that Reliance Savings Bank, a wholly-owned subsidiary of the Company (the "Merging Bank"), shall merge (the "Bank Merger" and such transaction together with the Merger, the "Reorganization") with and into St. Francis Bank, F.S.B., a wholly-owned subsidiary of Acquiror ("Acquiror- Bank");

      NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter contained, the parties do represent, warrant, covenant and agree as follows:


                                  ARTICLE ONE

                               THE REORGANIZATION

      1.01 Plan of Merger. The Company and Acquiror hereby adopt and agree to execute the Plan of Merger substantially in the form attached hereto as Exhibit A, subject to the satisfaction (or lawful waiver) of each of the conditions to the obligations of the parties to this Agreement.

      1.02 Effective Time. The Merger shall be consummated upon the filing of appropriate Articles of Merger with the Wisconsin Department of Financial Institutions ("WDFI") in the form and manner required by the Wisconsin Business Corporation Law ("WBCL"). The close of business on the date on which such Articles of Merger shall have been filed is herein referred to as the "Effective Time," unless some other date is agreed upon by the parties hereto and is specified therein. Unless otherwise mutually agreed to in writing by Acquiror and the Company, and subject to the terms and conditions hereof, the Effective Time shall occur on the Closing Date (as defined in Section 12.01 hereof) or the next succeeding business day thereafter.

      1.03 Manner of Merger. At the Effective Time, the Company shall be merged with and into Acquiror in accordance with applicable provisions of the WBCL and on the terms and subject to the conditions contained in this Agreement and the Plan of Merger. Simultaneously with the effectiveness of the Merger,
(a) the separate existence of the Company shall cease, and (b) Acquiror, as the surviving corporation (the "Surviving Corporation"), shall continue to exist under and be governed by the WBCL. The Merger is intended to be treated by the parties as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Upon the effectiveness of the Merger, the articles of incorporation and bylaws of the Surviving Corporation shall be the form of the articles of incorporation and bylaws of Acquiror as in effect immediately prior to the Merger. Upon the effectiveness of the Merger, the directors and officers of the Surviving Corporation shall be the persons serving in such positions at Acquiror immediately prior to such effectiveness.

      1.04  Effect of Merger.  Upon the Merger becoming effective:

            (a) The separate existence of the Company shall cease and be merged with and into Acquiror, as the Surviving Corporation, which shall possess all of the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties of each of the Company and Acquiror; and all singular rights, privileges, immunities, powers and franchises of each of the Company and Acquiror, and all property, real, personal and mixed, and all debts due to either the Company or Acquiror in whatever amount, including subscriptions to shares, and all other things in action or belonging to each of the Company and Acquiror shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Acquiror and the title to any real estate, or interest therein, vested by deed or otherwise, in either of the Company and Acquiror shall not revert or be in any way impaired by reason of the Merger.

            (b) All rights of creditors and all liens upon any property of the Company or Acquiror shall be preserved unimpaired and all debts, liabilities and duties of the Company or Acquiror shall thenceforth attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; provided, however, that all such liens shall attach only to those assets to which they were attached prior to the Effective Time.

            (c) Any action or proceeding, whether civil, criminal or administrative, instituted, pending or threatened by or against either the Company or Acquiror or relating to their assets, liabilities or shares of common stock shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of the Company.

      1.05 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holder of any of the following securities, the shares of Acquiror and the Company shall be converted as follows:

            (a) Each share of the common stock, $.01 par value per share ("Acquiror Common Stock"), of Acquiror issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger; and

            (b) Each share of the common stock, $1.00 par value per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (other than any shares held by the Company as treasury shares or owned by Acquiror or any of its wholly-owned subsidiaries, but in each case other than Trust Account Shares or DPC Shares (each as defined below), which shall be canceled, and other than any Dissenting Shares (as defined in Section 1.09)) shall cease to be outstanding and shall be converted into and become, as the holder thereof shall elect or be deemed to have elected pursuant to
      Section 1.06(f) hereof, but subject to all the provisions of Section 1.06(g), (h) and (i) hereof:

                  (1) the right to receive an amount in cash (the "Per Share Cash Distribution") equal to:

                        (a) $10.00, if the Acquiror Average Stock Price as calculated herein is between $32.41 and $40.00;

                        (b) an amount equal to .250 of the Acquiror Average Stock Price, if the Acquiror Average Stock Price as calculated herein is between $40.01 and $42.00;

                        (c) $10.50, if the Acquiror Average Stock Price as calculated herein is between $42.01 and $45.74;

                        (d) an amount equal to .2295 of the Acquiror Average Stock Price, if the Acquiror Average Stock Price as calculated herein is $45.75 or more;

                        (e) If the Acquiror Average Stock Price is $32.40 or less, then the Acquiror has the option of completing the Merger using a Per Share Cash Distribution of $10.00 or terminating the Agreement pursuant to Section 10.01(e) of the Agreement; or

                  (2) the right to receive the following (the "Per Share Stock Distribution):

                        (a) if the Acquiror Average Stock Price as calculated
                  hereunder is between $32.41 and $40.00, a fractional share of Acquiror Common Stock as determined by a fraction the numerator of which is $10.00 and the denominator of which is the Acquiror Average Stock Price;

                        (b) if the Acquiror Average Stock Price is between $40.01 and $42.00, .250 shares of Acquiror Common Stock;

                        (c) if the Acquiror Average Stock Price is between $42.01 and $45.74 per share, a fractional share of Acquiror Common Stock as determined by a fraction the numerator of which is $10.50 and the denominator of which is the Acquiror Average Stock Price;

                        (d) if the Acquiror Average Stock Price is $45.75 or more, .2295 shares of Acquiror Common Stock;

                        (e) if the Acquiror Average Stock Price is $32.40 or less then the Acquiror has the option of completing the Merger using a modification of the Per Share Stock Distribution equal to a fractional share of Acquiror Common Stock as determined by a fraction the numerator of which is $10.00 and the denominator of which is the Acquiror Average Stock Price or terminating the Agreement pursuant to the provisions of Section 10.01(e) hereof.

            (c) If subsequent to the date of this Agreement but prior to the Effective Time, Acquiror should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Per Share Stock Distribution shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

            (d) "Acquiror Average Stock Price" means the average (rounded to the nearest whole cent) of the last sale price of the day of one share of Acquiror Common Stock as reported in The Wall Street Journal for the ten consecutive trading days ending on the fifth business day preceding the Effective Time, or in the absence of such report for any trading day in The Wall Street Journal, the last sale price reported for such trading day by NASDAQ, the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof the mean of the reported closing bid and asked quotations on such trading day as reported in The Wall Street Journal or in the absence thereof, by NASDAQ; or in the absence thereof from such other source upon which Acquiror and the Company shall mutually agree.

            (e) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Acquiror or the Company or any of their respective wholly-owned subsidiaries (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Acquiror Common Stock which are similarly held, whether held directly or indirectly by Acquiror or the Company or any of their respective wholly-owned subsidiaries, as the case may be, being referred to herein as "Trust Account Shares"), and other than any shares of Company Common Stock held by Acquiror or the Company or any of their respective wholly-owned subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Acquiror Common Stock which are similarly held, whether held directly or indirectly by Acquiror or the Company or any of their respective wholly-owned subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange therefor.

      All shares of Acquiror Common Stock that are owned by the Company or any of its wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Acquiror.

            (f) There shall be included with each share of Acquiror Common Stock issued in the Merger an equal number of any share purchase rights (the "Rights") issued pursuant to the Rights Agreement (as defined in Section 2.03). All references in this Agreement to Acquiror Common Stock to be received pursuant to the Merger should be deemed to include the Rights.

      1.06  Election Procedures.

            (a) On a date at least 30 days prior to the anticipated Closing Date or on such other date as the Company and Acquiror may mutually agree ("Mailing Date"), the Exchange Agent (as defined below) shall mail to each holder of record of the Company Common Stock, as of three business days prior to the Mailing Date, an election form, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates previously representing the Company Common Stock shall pass only upon delivery of such certificate to the Exchange Agent) and other appropriate transmittal materials ("Election Form"). "Exchange Agent" means Firstar Trust Co. or such other bank or trust company selected by Acquiror, and acceptable to the Company, to effect the exchange of certificates. The Mailing Date may be the date of mailing of the Proxy Statement/Prospectus, as defined in Section 6.01.

            (b) An Election Form shall specify the method by which the amount of the Per Share Cash Distribution will be calculated and the method by which the Per Share Stock Distribution will be calculated, and shall permit holders (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), except for the Reliance Savings Bank Employee Stock Ownership Plan (the "ESOP") which shall receive the Per Share Cash Distribution in exchange for its shares of Company Common Stock, to elect to receive (A) the Per Share Cash Distribution with respect to a specified number of shares of Company Common Stock (the "Cash Election Shares"), (B) the Per Share Stock Distribution with respect to a specified number of shares of Company Common Stock (the "Stock Election Shares"), or (C) indicate that such holder makes no election with respect to a specified number of shares of Company Common Stock (the "No Election Shares"). Each holder of shares of Company Common Stock may elect to receive either the Per Share Cash Distribution or the Per Share Stock Distribution for each share of Company Common Stock held. However, each individual beneficial owner of shares of Company Common Stock may only choose a combination of the Per Share Cash Distribution and the Per Share Stock Distribution relating to all of the shares of Company Common Stock beneficially owned by him, her or it, if he, she or it chooses the Per Share Stock Distribution for a sufficient number of shares to result in the issuance of at least 50 shares of Acquiror Common Stock. If the Exchange Agent determines that the above share limit has not been complied with, the shares of Company Common Stock to which the improper election has been made shall be deemed No Election Shares.

            (c) Any shares of Company Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. "Election Deadline" means 4:00 p.m., Milwaukee time, on a day 30-45 days following the Mailing Date, but which also shall be at least one business day prior to the date of the Shareholders Meeting (as defined in Section 5.01). Acquiror shall make an Election Form available to all persons who become holders of Company Common Stock between the date three business days prior to the Mailing Date and the close of business on the day prior to the Election Deadline, and the Company will provide to the Exchange Agent in a timely manner all information necessary to comply with this provision.

            (d) Any Dissenting Shares, as defined in Section 1.09, shall be deemed Cash Election Shares, and with respect to such shares, the holders thereof shall in no event be deemed to hold Stock Designee Shares (defined below).

            (e) Any election as between the Per Share Cash Distribution or the Per Share Stock Distribution shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of the Company Common Stock covered thereby. An Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent, provided such notice is received by the Exchange Agent at or prior to the Election Deadline. All Election Forms shall be deemed revoked if the Exchange Agent is notified in writing by Acquiror or the Company that this Agreement has been terminated. The certificate or certificates representing the Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting such Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

            (f) The aggregate amount of consideration, including amounts payable in respect of Dissenting Shares and amounts paid in lieu of fractional shares ("Consideration"), to be received by the Company shareholders in exchange for their Company Common Stock shall consist of cash and Acquiror Common Stock, to be determined as follows:

            (1) the aggregate amount of Consideration that shall be payable to Company shareholders, including the ESOP, in cash (the "Cash Amount") shall be no greater than 40% of the aggregate value of all of the Consideration to be issued or paid in connection with the Merger;

            (2) the total number of shares of Acquiror Common Stock to be issued in connection with the Merger (the "Stock Amount") shall be that number of whole shares of Acquiror Common Stock that has an aggregate value, valuing such stock at the Acquiror Average Stock Price for this purpose, at least equal to 60.0%, of the aggregate value of all of the Consideration to be issued or paid in connection with the Merger;

            (3) the calculation of the aggregate amount of Consideration, the Cash Amount and the Stock Amount shall be made by Acquiror. The relative percentages that the Cash Amount (i.e. 0% to 40.0%) and the Stock Amount (i.e. 60.0% to 100%) bear to the aggregate amount of Consideration to be issued or paid in connection with the Merger shall be determined as follows:

                  (i) The aggregate value of the Cash Amount shall be 40.0% or less of the aggregate amount of Consideration and shall be determined by multiplying the Per Share Cash Distribution by the number of Cash Election Shares and No Election Shares converted to a right to receive the Per Share Cash Distribution;

                  (ii) The aggregate value of the Stock Election Shares, valuing each such Stock Election Share as the product of the Acquiror Average Stock Price multiplied by the Per Share Stock Distribution, shall be 60.0% or more of the aggregate value of all of the Consideration to be issued or paid in connection with the Merger, with the Stock Amount being equal to the number of whole shares of Acquiror Common Stock to be issued or paid in connection with the Merger; and

            (g) Within five business days after the Effective Time, the Exchange Agent shall effectuate the allocation among holders of the Company Common Stock of the right to receive the Cash Election Shares and/or the Stock Election Shares in the Merger in accordance with the Election Form as follows:

                  (i) if the number of shares of Acquiror Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, then

                                        (A)     all shares of Company Common
                                        Stock electing Stock Election Shares
                                        will be converted into the right to
                                        receive the Per Share Stock
                                        Distribution,

                                        (B)     subject to Section 1.06(d), the
                                        Exchange Agent will select first from
                                        among the No Election Shares, by random
                                        selection, and then (if necessary) from
                                        among the Cash Election Shares, pro rata in accordance with the number of shares of Company Common Stock beneficially owned by each Company shareholder and designated as Cash Election Shares ("Stock Designee Shares"), in each case subject to the requirement for issuance pursuant to Section 1.06(b) of at least 50 shares of Acquiror Common Stock to each recipient thereof, such that the number of Stock Designee Shares will, when added to the number of Stock Election Shares, equal the minimum Stock Amount percentage, and the appropriate number of Stock Designee Shares will be converted into the right to receive the Per Share Stock Distribution (provided, however, that no particular holder of Cash Election Shares will be required to designate all or a portion of his, her or its Cash Election Shares as Stock Designee Shares if such designation would threaten satisfaction of any of the conditions to the consummation of the Merger set forth in Article Seven), and

                                        (C)     Cash Election Shares and the No
                                        Election Shares not designated Stock
                                        Designee Shares will be converted into
                                        the right to receive the Per Share Cash
                                        Distribution; or

                          (ii) if the number of shares of Acquiror Common Stock that would be issued upon conversion of the Stock Election Shares is equal to or greater than the Stock Amount, then all shares of Company Common Stock electing Stock Election Shares will be converted into the right to receive the Per Share Stock Distribution and all Cash Election Shares and No Election Shares will be converted into the right to receive the Per Share Cash Distribution.

                    (h) The random selection process to be used by the Exchange Agent to select among the No Election Shares shall be as the Exchange Agent deems equitable, or as may be mutually determined by the Company and Acquiror and as shall be further described in the Election Form. The pro rata process to be used by the Exchange Agent to designate Stock Designee Shares in order to reach the Stock Amount shall be based on the proportion that the number of Cash Election Shares beneficially owned by each Company shareholder, bears to the total number of Cash Election Shares (excluding Dissenting Shares).

                    (i) The extent to which elections by holders of Company Common Stock will be accommodated will depend upon the respective number of shares of Company Common Stock electing cash or stock (or making no election). Accordingly, a holder of shares of Company Common Stock who elects cash, or a combination of cash and shares of Acquiror Common Stock, may instead receive just shares of Acquiror Common Stock, or a combination of cash and shares of Acquiror Common Stock, or a different combination of cash and shares of Acquiror Common Stock. In addition, if so directed by the Acquiror, the Exchange Agent may alter the selection and pro rata process in order to ensure that all of the conditions to consummation of the Merger set forth in Article Seven may be complied with.

         1.07       Exchange Procedures.

                    (a) At the Effective Time, there shall be issued the Stock Amount and the amount of cash payable in the Merger ("Exchange Fund"). Upon completion of the allocation procedures described above, Acquiror shall, if necessary, issue to the Exchange Agent any additional shares of Acquiror Common Stock in exchange for cash or issue to the Exchange Agent any additional cash in exchange for Acquiror Common Stock.

                    (b) After the Effective Time, each previous holder of a certificate that, prior to the Effective Time, represented the Company Common Stock ("Certificate") that prior thereto surrendered or thereafter surrenders such a Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Acquiror Common Stock and/or the amount of cash into which the Certificate surrendered shall have been converted pursuant to this Agreement and, if such holder's Company Common Stock has been converted into Acquiror Common Stock, any other distribution theretofore declared and not yet paid with respect to the Acquiror Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Acquiror Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. No dividends or other distributions payable after the Effective Time with respect to Acquiror Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall duly surrender such Certificate in accordance with this Article One. After the surrender of a Certificate in accordance with this Article One, the record holder thereof shall be entitled to receive any dividends or other distributions, with any interest thereon, which became payable with respect to the shares of Acquiror Common Stock represented by such Certificate after the Effective Time but on or before the time of such surrender. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Acquiror Common Stock into which his or her Company Common Stock shall have been converted.

                    (c) The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Each outstanding certificate that, prior to the Effective Time, represented Company Common Stock shall, except as otherwise provided in this Agreement and until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the consideration into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of certificates representing Company Common Stock, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. No dividends declared will be remitted to any person entitled to receive Acquiror Common Stock under this Agreement until such person surrenders the certificate or certificates representing Company Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Neither the Exchange Agent, Acquiror nor the Company shall be liable to any holder of Company Common Stock for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock, Acquiror and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                    (d) If any certificate representing shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                    (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time, including dividends received pursuant to section 1.07(b) and any interest paid on the Exchange Fund, shall be remitted back to Acquiror. Any shareholders of the Company who have not theretofore complied with this Article One shall thereafter look only to Acquiror for payment for their shares of Company Common Stock. Notwithstanding the foregoing, neither the Acquiror, the Company, the Exchange Agent, or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock or cash and cash in lieu of fractional shares and unpaid dividends and distributions on Acquiror Common Stock deliverable in respect thereof pursuant to this Agreement.

         1.08 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of shares of Company Common Stock who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Acquiror Average Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         1.09       Dissenting Shares.

                    (a) "Dissenting Shares" means any shares held by any holder who becomes entitled to payment of the fair value of such shares under the WBCL. Any holder of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the WBCL; provided, however, that if, in accordance with the WBCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive cash and/or Acquiror Common Stock in accordance with the applicable provisions of this Agreement. If such holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment after the Effective Time, such shares of Company Common Stock of such holder shall be converted on a share by share basis into the right to receive the Per Share Cash Distribution and/or the Per Share Stock Distribution as the Acquiror shall determine.

                    (b) The Company shall give Acquiror prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments received by the Company pursuant to the WBCL, and the opportunity to direct all negotiations and proceedings with respect to such demands under the WBCL. The Company shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Acquiror, settle or offer to settle any such demands.

         1.10 Withholding Rights. Acquiror shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Acquiror is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Acquiror.

         1.11       Options.

         (a) The Acquiror shall, as of the Closing Date, convert the outstanding and unexercised options granted by the Company for the purchase of shares of Company Common Stock, whether or not the option is then exercisable under the terms of the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Option Plan"), into cash in an amount equal to the excess of the Per Share Cash Distribution over the exercise price of such option, multiplied by the number of shares subject to such option, and such cash, net of any amount that must be withheld for federal, state or local tax purposes, shall be paid to the holder of such option within five (5) business days of the Closing Date, whereupon such option shall terminate; provided that any holder of outstanding and unexercised options granted by the Company to purchase Company Common Stock who, by reason of their employment or other status with the Acquiror or Acquiror-Bank after the Closing Date, would be eligible to participate in the Acquiror's stock option plan may, on or prior to the Election Deadline, notify Acquiror as to whether such holder elects to have his or her options converted into options to purchase shares of Acquiror Common Stock, rather than into cash, at an exercise price as determined below:

                    (i) The number of shares of Acquiror Common Stock to be subject to the converted option shall be equal to the number of shares of Company Common Stock subject to the original option multiplied by a fraction determined by application of Section 1.05(b)(2) hereof, provided that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

                    (ii) The exercise price per share of Acquiror Common Stock under the converted option shall be equal to the exercise price per share of Company Common Stock under the original option divided by a fraction determined by application of Section 1.05(b)(2) hereof, provided that such exercise price shall be rounded up to the nearest cent.

                    (iii) The Acquiror agrees that a director of Reliance who becomes a member of the Advisory Board, as defined in
         Section 4.08 hereof, shall be deemed an "Outside Director" under the terms of the Acquiror's option plan for purposes of being eligible to have any options to purchase shares of Company Common Stock which are converted, under (i) and (ii) above, into options for the purchase of Acquiror's Common Stock administered under the terms of Acquiror's plan.

         (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with
Section 424(a) of the Code and is not intended as a modification of such option (as defined in section 424(h)(3) of the Code). The duration and other terms of the converted option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Acquiror.

         (c) If Acquiror merges the Option Plan with its own option plan, each converted option shall be subject to the terms, benefits, rights and features of the Acquiror's option plan and the related agreement evidencing the grant of such option thereunder from and after the Closing Date.

         (d) All options which are issued and outstanding as of the date hereof under the terms of the Option Plan will become fully vested and exercisable as of the Closing Date.

         (e) The Surviving Corporation may, at its option, merge the Option Plan with its own plan or continue the Option Plan after the Effective Time provided that such merger or continuance shall not reduce the vesting credit earned by holders of converted options under the Option Plan prior to the Closing Date.

         1.12 Bank Merger. The Company and the Acquiror intend to take all action necessary and appropriate to cause, including causing the entering into of a merger agreement (the "Bank Merger Agreement"), substantially on the terms and in the form attached hereto as Exhibit B, pursuant to which the Acquiror-Bank and the Merging Bank shall merge immediately following the Merger or as soon as practicable thereafter with the Acquiror-Bank being the surviving bank ("Surviving Bank") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the charter and bylaws of the Surviving Bank shall be the articles of association and by-laws of the Acquiror-Bank in effect immediately prior to the effective time of the Bank Merger. At the effective time of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of the Acquiror-Bank immediately prior to the effective time of the Bank Merger, except that, provided the Surviving Bank can obtain all necessary regulatory approvals, one outside director of the Merging Bank, as selected by the Board of Directors of the Merging Bank, shall become a director of the Surviving Bank as soon as practicable after the effective date of the Bank Merger.


                                  ARTICLE TWO

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to the Company as follows:

         2.01     Organization; Qualification; Good Standing; Corporate Power.

                  (a) Acquiror is a corporation validly existing and in good standing (meaning that it has filed its most recent required annual report, has not filed articles of dissolution and all franchise taxes due and owing have been paid) under the laws of the state of Wisconsin and is a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). Acquiror has the corporate power and authority to carry on its business as now conducted, and to own, lease and operate its properties. The Articles of Incorporation and Bylaws of Acquiror, copies of which previously have been made available to the Company, are true, correct and complete copies of such documents in effect as of the date of this Agreement.

                  (b) Acquiror-Bank is a federally chartered stock savings association duly organized and in existence under the laws of the United States.

                  (c) Acquiror, and each of its subsidiaries (including the Acquiror-Bank and all other direct and indirect subsidiaries of the Acquiror, the "Subsidiaries"), hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their businesses, except where the failure to so hold would not have a material adverse effect on Acquiror.

         2.02 Authorization. The execution, delivery and performance of this Agreement and the Plan of Merger by Acquiror and the consummation of the Reorganization and the transactions contemplated hereby and thereby have been and will be duly authorized and approved by all necessary corporate action, and this Agreement and the Plan of Merger and the Bank Merger Agreement are and will be legally binding on and enforceable against Acquiror in accordance with their terms, and except as enforceability may be limited by bankruptcy laws, insolvency laws or other laws affecting creditors' rights generally. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the Merger will not, violate the provisions of Acquiror's Articles of Incorporation or Bylaws.

         2.03 Capitalization. The authorized capital stock of Acquiror consists of 12,000,000 shares of Acquiror Common Stock, par value $.01 per share, of which 5,186,683 shares were issued and outstanding as of the date of this Agreement; and 6,000,000 shares of Preferred Stock, par value $1.00 per share ("Acquiror Preferred Stock") of which none are issued and outstanding as of the date hereof. Except as provided herein, the Acquiror's stock option plan, and the Rights Agreement dated September 25, 1997 by and between Acquiror and Firstar Trust Company N.A. (the "Rights Agreement"), there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the issuance or sale of any other class of equity securities of Acquiror, as of the date hereof. All of the 5,186,683 outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable, subject to a limitation contained in Section 180.0622(2)(b) of the WBCL, as judicially interpreted, which provides that shareholders of Wisconsin corporations may be personally liable for all debts owing to employees of the corporation for services performed for such corporation for up to six months' service in any one case, but not in an amount greater than the consideration paid for such shares.

         2.04     Financial Statements.

                  (a) Acquiror has furnished to the Company true, correct and complete copies of the audited Consolidated Statements of Financial Condition of Acquiror as of the fiscal years ended September 30, 1996 and 1997 and the related Consolidated Statements of Income, Consolidated Statements of Changes in Shareholders' Equity and the Consolidated Statements of Cash Flows for the fiscal years ended September 30, 1997, including the respective notes thereto, together with the reports of KPMG Peat Marwick LLP relating thereto (the "Financial Statements"). Such Financial Statements fairly present the consolidated financial position of Acquiror as of and for the periods ended on their respective dates and the consolidated operating results and changes in financial position of Acquiror for the indicated periods in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. Since September 30, 1997 to the best of Acquiror's knowledge, there have not been any material changes in Acquiror's consolidated financial condition, assets, liabilities or business, other than changes in the ordinary course of business.

                  (b) Acquiror shall furnish the Company with copies of its unaudited Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC") for each quarterly period subsequent to September 30, 1997 and Annual Reports on Form 10-K for fiscal years after September 30, 1997 and each financial report it or any of its Subsidiaries file with the OTS subsequent to September 30, 1997, until the Closing Date (as defined in Section 12.01) ("Subsequent Financial Statements").

                  (c) All of the aforesaid Financial Statements have been, and, with respect to the Subsequent Financial Statements, will be, prepared in accordance with GAAP, utilizing accounting practices consistent with prior years except as otherwise disclosed, and comply or will comply with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto. All of the aforesaid Financial Statements present fairly, and all of the Subsequent Financial Statements will present fairly, the financial position of the Acquiror and its subsidiaries taken as a whole and the results of its and their operations and changes in its and their financial position as of and for the periods ending on their respective dates. The books and records of the Acquiror and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP and all other applicable legal accounting requirements and reflect only actual transactions. Subject to such changes which may result from an audit of any Subsequent Financial Statements (which changes in the aggregate will not be material), the allowance for loan losses in such Financial Statements is, and, with respect to the Subsequent Financial Statements will be, adequate under the standards applied by the OTS and based on past loan loss experiences and potential losses in current portfolios to cover all known or anticipated loan losses. Except with respect to this Agreement and the transactions contemplated herein, there are, and with respect to the Subsequent Financial Statements will be, no agreements, contracts or other instruments to which the Acquiror or its subsidiaries are a party or by which it or they or (to the knowledge of the Acquiror) any of the officers, directors, employees or shareholders of the Acquiror or its Subsidiaries have rights which would have a material adverse effect on the consolidated financial position of the Acquiror or the financial position of its subsidiaries which are not disclosed herein or reflected in the Financial Statements and the Subsequent Financial Statements.

         2.05 Absence of Undisclosed Liabilities. Except as and to the extent fully reflected or reserved against in the Financial Statements or the Subsequent Financial Statements, neither the Acquiror nor its Subsidiaries had, nor with respect to the Subsequent Financial Statements will have, any liabilities or obligations, of any nature, secured or unsecured (whether accrued, absolute, contingent or otherwise) including, without limitation, any tax liabilities due or to become due. Except as set forth on Schedule 2.05, the Acquiror further represents and warrants that it does not know or have reason to believe that there is or will be any basis for assertion against it or its Subsidiaries as of the date of execution of this Agreement, or as of the date of any Subsequent Financial Statements, of any liability or obligation of any nature or any amount not fully reflected or reserved against in the Financial Statements as of said dates and for subsequent periods or in the footnotes thereto.

         2.06 No Violation. Except as set forth on Schedule 2.06, neither the execution and delivery of this Agreement by the Acquiror, the consummation by Acquiror and Acquiror-Bank of the transactions contemplated hereby or thereby, nor compliance by the Acquiror with any of the terms or provisions hereof or thereof, will (a) violate any provision of the Articles of Incorporation or Bylaws of Acquiror or the stock charter, bylaws or similar governing documents of Acquiror-Bank, or (b) assuming that the consents and approvals referred to in Section 2.07 hereof are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror-Bank, or (ii) violate, conflict with, result in a breach of any material provision of or the loss of any material benefit, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror-Bank or any of their subsidiaries under any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror-Bank is a party, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a material adverse effect on Acquiror.

         2.07 Consents and Approvals. Except for (a) the filing of applications, notices or other documents necessary to obtain, and the receipt of, the Requisite Regulatory Approvals (as defined in Section 7.01), (b) the filing with the SEC of any necessary Registration Statement (as defined in Section 6.01), (c) the filing of Articles of Merger with the WDFI pursuant to the provisions of the WBCL, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement, and (e) such filings, authorizations or approvals as may be set forth on Schedule 2.07, no consents or approvals of or filings or registrations with any governmental entity or with any third party are necessary in connection with the execution and delivery by Acquiror of this Agreement, or the consummation by Acquiror of the Reorganization.

         2.08 Litigation. As of the date of this Agreement, except as set forth on Schedule 2.08, there are no legal, administrative or other actions, suits, proceedings or investigations of any kind or nature pending or, to the knowledge of Acquiror, threatened against Acquiror that challenge the validity or propriety of the transactions contemplated by this Agreement or which would have a material adverse effect on Acquiror's consolidated financial condition, assets, liabilities or business. Neither Acquiror nor Acquiror-Bank is subject to, or in default with respect to, nor are any of its or their assets subject to, any outstanding judgment, order or decree of any court or of any governmental agency or instrumentality that has or is reasonably expected to have a material adverse effect on Acquiror's consolidated financial condition, assets, liabilities or business.

         2.09     Employee Benefit Plans.

                  (a) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement which cover employees or former employees of the Acquiror and its ERISA Affiliates (defined below) and all other benefit plans, contracts, programs, policies or arrangements covering directors, employees or former employees of the Acquiror or its ERISA Affiliates (the "Acquiror Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Acquiror Compensation and Benefit Plans") are listed on Schedule
         2.09. True and complete copies of all Acquiror Compensation and Benefit Plans and such contracts or arrangements, including, but not limited to, any trust instruments and/or insurance and investment contracts, if any, forming a part of any such Acquiror Compensation and Benefit Plans and agreements, and all amendments thereto, including, but not limited to (i) the actuarial report for such Plan (if applicable) and the annual report (Form 5500 series) for each of the last two years, (ii) the current summary plan description, and
         (iii) the most available recent determination letter from the Internal Revenue Service (the "IRS") (if applicable) for such Plan shall be available to the Company.

                  (b) Acquiror Compensation and Benefit Plans, other than "Multi-Employer Plans" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (the "Acquiror Plans"), covering Employees are in substantial compliance with ERISA and all other applicable laws and regulations. Each Acquiror Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Acquiror Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS, and the Acquiror is not aware of any circumstances likely to result in revocation of any such favorable determination letter. The Acquiror's Employee Stock Ownership Plan satisfies the requirements for an employee stock ownership plan under Section 4975(e)(7) of the Code. There is no material pending or threatened litigation relating to the Acquiror Plans. Neither the Acquiror nor any of its ERISA Affiliates has engaged in a transaction with respect to any Acquiror Plan that, could subject the Acquiror or any of its ERISA Affiliates or any other party to a tax or penalty imposed by Section 4975 of the Code or
         Section 502(i) or 502(l) of ERISA in an amount which would be material.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Acquiror or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated "single- employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Acquiror or any of its ERISA Affiliates under
         Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Acquiror nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability with respect to a Multi-Employer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Plan or by any ERISA Affiliate within the twelve-month period ending on the date hereof.

                  (d) All contributions required to be made under the terms of any Acquiror Plan have been timely made. Neither any Acquiror Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
         Section 412 of the Code or Section 302 of ERISA. Neither the Acquiror nor any of its ERISA Affiliates has provided, or is required to provide, security to any Acquiror Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (e) Except as set forth on Schedule 2.09, neither the Acquiror nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any Acquiror Plan. Except as set forth on Schedule 2.09, there are no restrictions on the rights of the Acquiror or its ERISA Affiliates to amend or terminate any such Acquiror Plan without incurring any liability thereunder.

                  (f) No matter is pending relating to any of the Acquiror Plans before any court or government agency.

                  (g) Neither the Acquiror nor any of its ERISA Affiliates presently contributes to or is currently a party to any Multi-Employer Plan.

                  (h) Neither the Acquiror nor any of its ERISA Affiliates is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization nor is the Acquiror or any of its ERISA Affiliates the subject of any material proceeding asserting that the Acquiror or any such ERISA Affiliate has committed an unfair labor practice or seeking to compel the Acquiror or such ERISA Affiliate to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving the Acquiror or any of its ERISA Affiliates pending or threatened, nor is the Acquiror or any of its ERISA Affiliates aware of any activity involving its or any of its ERISA Affiliates' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (i) Neither the Acquiror nor any ERISA Affiliate presently contributes to any Acquiror Plan that is or was subject to Title IV of ERISA.

                  (j) Except as set forth in Schedule 2.09, the consummation of the transactions contemplated by this Agreement will not, either alone, or in combination with another event (i) entitle any current or former employee or officer of the Acquiror or an ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer.

                  (k) No Acquiror Plan provides for payment of an amount which taken by itself would exceed amounts deductible for federal income tax purposes by virtue of Section 280(G) of the Code.

         2.10     Compliance with Environmental Laws.  Except as set forth on
Schedule 2.10, to Acquiror's knowledge, as of the date of this Agreement:

                  (a) The operations of Acquiror and its subsidiaries comply and have complied with all Environmental Laws (as defined in Section 3.24); none of the Acquiror or any of its subsidiaries' operations are the subject of, nor is the Acquiror or any of its subsidiaries a party to, any judicial or administrative proceeding, alleging the violation of Environmental Laws; neither the Acquiror nor any of its subsidiaries is the subject of a federal, state or local investigation, pending or threatened, evaluating whether any remedial action is needed to respond to a release of any Hazardous Material (as defined in Section 3.24); and neither Acquiror nor any of its subsidiaries have reported a spill, emission or release of a Hazardous Material.

                  (b) Except as set forth on Schedule 2.10, all real property owned directly by Acquiror and its subsidiaries (the "Real Property") is in compliance in all material respects with all Environmental Laws; neither Acquiror nor any of its subsidiaries has any notice or knowledge regarding the Real Property or its past use(s) which indicates noncompliance with Environmental Laws; the Real Property is not subject to any judicial or administrative proceedings alleging the violation of Environmental Laws; the Real Property is not contaminated by any Hazardous Material; the Real Property is not the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release, emission or discharge of any Hazardous Material into the environment; neither the Acquiror nor any of its subsidiaries have transported any Hazardous Material to the Real Property or from the Real Property to any waste treatment, storage or disposal facility.

         2.11 Shares to be Issued in Merger. The Acquiror Common Stock, which certain shareholders of the Company will be entitled to receive upon consummation of the Merger pursuant to the terms of the Plan of Merger, will, at the Effective Time, be duly authorized and will, when issued pursuant to the Plan of Merger, be validly issued, fully paid and nonassessable (subject to the limitations provided in Section 180.0622(2)(b) of the WBCL).

         2.12 Broker's Fees. Neither Acquiror, nor any of its subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         2.13 Acquiror Information. The information relating to Acquiror and its subsidiaries to be contained or incorporated by reference in the Proxy Statement/Prospectus (as defined in Section 6.01) and the Registration Statement (as defined in Section 6.01) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate only to the Company or any of its subsidiaries) will comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder.

         2.14 Regulatory Filings. Schedule 2.14 is an accurate listing of each registration statement, prospectus, report, schedule, proxy statement, information statement or other shareholder communication used, circulated or filed after January 1, 1997 by the Acquiror or any of its subsidiaries, copies of which have been made available to the Company. The Acquiror and its subsidiaries have filed and will continue to file in a timely manner all required filings with (a) the SEC, (b) the Federal Reserve Board ("FRB"), (c) the FDIC, and (d) the OTS (and will furnish Company with copies of all such filings made subsequent to the date hereof until the Effective Time), and all such filings were or will be, complete and accurate in all material respects as of the dates of the filings, and no such filing made or will make any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the IRS, the OTS, the FDIC in the regular course of the business of the Acquiror or its subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best of the knowledge and belief of the Acquiror, investigation into the business or operations of the Acquiror or its subsidiaries within the past five years. Except as set forth on Schedule 2.14, there is no unresolved violation, criticism or exception by the SEC, the FRB, the FDIC, the OTS or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any such filings, there has been no material change in the condition of the Acquiror or any of its Subsidiaries, financial or otherwise, such that, had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein. Except as otherwise disclosed on Schedule 2.14, there is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Acquiror or any of its subsidiaries.

         2.15 Community Reinvestment Act Compliance. Except as set forth on Schedule 2.15, the Acquiror-Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977, as amended ("CRA") and the regulations promulgated thereunder, and is not aware of any state of facts or circumstances related to any planned or threatened CRA protest. As of the date of this Agreement, the Acquiror-Bank has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause it to fail to be in compliance with the CRA or any federal or state fair lending laws. The Acquiror Bank has not received a CRA rating from the OTS which is less than "satisfactory."

         2.16 Approvals. The Acquiror knows of no reason why the Requisite Regulatory Approvals (as defined in Section 7.01) necessary to permit Acquiror consummation of the transactions contemplated hereby in the manner provided herein should not be obtained.

         2.17 Other Information. No representation or warranty by the Acquiror contained in this Agreement, or disclosure in any Schedule hereto prepared by the Acquiror, certificate or other instrument or document furnished or to be furnished by or on behalf of the Acquiror pursuant to this Agreement and no information furnished or to be furnished by the Acquiror for use in the Prospectus/Proxy Statement (as defined in Section 6.01) or the Registration Statement (as defined in Section 6.01) or the regulatory filings contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein. The Prospectus/Proxy Statement (except for such portions thereof that relate solely to the Company) will comply in all respects with the provisions of all applicable laws, including the Securities Act and the Exchange Act.


                                 ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Acquiror as follows:

         3.01     Organization; Qualification; Good Standing; Corporate Power.

                  (a) The Company is a corporation duly organized, validly existing and in good standing (meaning that it has filed its most recent required annual report, has not filed articles of dissolution and that all franchise taxes due and owing have been paid) under the laws of the state of Wisconsin and the Company is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be qualified and in which the failure to be duly qualified would have a material adverse effect upon the financial condition, results of operations or business of the Company, taken as a whole. The Company is a registered bank holding company and has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its assets, properties and business. The Company has the corporate power and authority to execute and deliver this Agreement and the power to consummate the transactions contemplated hereby.

                  (b) The Merging Bank is a state-chartered stock savings bank duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Set forth on Schedule 3.01 is a list of all direct and indirect subsidiaries of the Company, including the Merging Bank (collectively, the "Subsidiaries"), and the states of incorporation or organization for each of its Subsidiaries and states in which each of its Subsidiaries is qualified to do business. Each of its Subsidiaries has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate their properties, and are duly qualified to do business and are in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be qualified and in which the failure to be duly qualified would have a material adverse effect upon its financial condition, results of operation or business. The deposit accounts of the Merging Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Merging Bank. The Merging Bank is the only direct subsidiary of the Company, and is the only subsidiary of the Company that is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the SEC.

                  (c) The Company and its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective business, and a list of such licenses, certificates, permits, franchises and rights is attached hereto as
         Schedule 3.01. The Company and its Subsidiaries each have conducted its and their business so as to comply with all applicable federal, state and local statutes, ordinances, regulations or rules, and except as set forth on Schedule 3.01, neither the Company nor any of its Subsidiaries is presently charged with, or, to the Company's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule; and except as set forth on Schedule 3.01, neither the Company nor its Subsidiaries are the subject of any pending or threatened proceeding by any regulatory authority having jurisdiction over its or their business, properties, assets or operations.

         3.02 Authorization. The execution, delivery and performance of this Agreement and the Plan of Merger by the Company and the consummation of the Reorganization and the transactions contemplated hereby and thereby have been and will be duly authorized and approved by all necessary corporate action, and this Agreement, the Plan of Merger and the Bank Merger Agreement are and will be legally binding on and enforceable against the Company and the Merging Bank in accordance with their terms, subject to the approval of the shareholders of the Company, and no other corporate proceedings on the part of the Company or the Merging Bank are or will be necessary to approve this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the Merger will not, violate the Company's Articles of Incorporation or Bylaws. The execution and delivery of the Bank Merger Agreement do not, and the consummation of the Bank Merger will not, violate the Merging Bank's stock charter or Bylaws.

         3.03     Capitalization.

                  (a) The authorized capitalization of the Company consists of (i) 6,000,000 shares of Company Common Stock, $1.00 par value per share, of which 2,562,344 shares are issued and of which 2,403,701 shares are outstanding, which includes 40,000 shares which are held by the trust maintained pursuant to the Reliance Savings Bank Employee Stock Ownership Plan (the "ESOP"), and 166,780 shares are held by the Company as treasury shares, and (ii) 2,000,000 shares of Preferred Stock, $1.00 par value per share, of which no shares are issued and outstanding. The Company has no other class of stock and there are, and as of the Effective Time there will be, no fractional shares of Company Common Stock issued or outstanding.

                  (b) There are outstanding options for the purchase of 208,893 shares of Company Common Stock granted to certain past and present directors, officers and employees of the Company pursuant to the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Option Plan") (the option rights granted pursuant to the Option Plan as of the date hereof are sometimes collectively referred to herein as the "Options"), and an additional 38,204 Options that have been granted subject to completion of the Merger, to certain current directors, officers and employees of the Company and its subsidiaries pursuant to the Option Plan. The names of the Optionees, the date of each Option to purchase, the number of shares subject to each such

         Option, the expiration date of each such Option, and the price at which each such Option may be exercised are set forth in Schedule
         3.03. In addition, the Company has awarded 81,980 shares as stock awards to certain officers and employees of the Company pursuant to the Reliance Savings Bank Recognition and Retention Plan (the "RRP"), and an additional 20,514 shares have been awarded, subject to completion of the Merger to certain Officers of the Company pursuant to the RRP, and has purchased 102,494 shares of Company Common Stock (the "Restricted Stock") to fund such obligations. The names of the recipients of Restricted Stock under the RRP, the date of grant, the number of shares received and the vesting schedule for each award are set forth on Schedule 3.03. Except with respect to the Options and pursuant to the RRP and the terms of this Agreement, neither the Company nor its Subsidiaries have granted any outstanding warrants, options, rights, calls, agreements, understandings or other commitments of any nature relating to the authorization, issuance, sale or repurchase of any equity securities of the Company or its Subsidiaries. Except as otherwise provided in the Articles of Incorporation of the Company and except as set forth on Schedule 3.03, only the 2,403,701 issued and outstanding shares of Company Common Stock will be entitled to vote to approve this Agreement and the Plan of Merger.

                  (c) The Company owns directly or indirectly all of the issued and outstanding shares of capital stock of its Subsidiaries.
         Schedule 3.03 accurately identifies the number of shares of authorized and outstanding capital stock of its Subsidiaries. Except as set forth on Schedule 3.03, neither the Company nor any of its Subsidiaries owns directly or indirectly any debt, equity or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business.

                  (d) All of the outstanding shares of the Company and its Subsidiaries are validly issued, fully paid, nonassessable (subject to a limitation with respect to Company Common Stock and capital stock of its Subsidiaries which are Wisconsin corporations contained in Section 180.0622(2)(b) of the WBCL, as judicially interpreted, which provides that shareholders of Wisconsin corporations may be personally liable for all debts owing to employees of the corporation for services preformed for the corporation for up to six months' in any one case, but not in an amount greater than the consideration paid for each such shares) and free of preemptive rights and, in the case of the shares of its Subsidiaries, are owned free and clear of all liens, charges or encumbrances.

         3.04     Financial Statements.

                  (a) The Company has furnished to Acquiror true, correct and complete copies of: (i) the audited Consolidated Statements of Financial Condition of the Company as of the fiscal years ended June 30, 1995, 1996 and 1997, and the related Consolidated Statements of Income Consolidated Statements of Shareholders' Equity and Consolidated Statements of Cash Flows for each of the three fiscal years ended June 30, 1995, 1996, and 1997, including the respective notes thereto, together with the reports of Meier, Clancy, George & Co. LLP relating thereto; and (ii) the unaudited Consolidated Statements of Financial Condition as of September 30, 1997 and December 31, 1997 and March 31, 1998, and the related unaudited Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity and Consolidated Statements of Cash Flow for the periods then ended ("Company Financial Statements"). Such Company Financial Statements fairly present the financial position of the Company and its Subsidiaries as of and for the periods ended on their respective dates and the operating results of the Company and its Subsidiaries for the indicated periods in conformity with GAAP applied on a consistent basis. Since March 31, 1998 there have not been any changes in the Company's consolidated financial condition, assets, liabilities or business, other than changes in the ordinary course of business and as set forth in the Company Financial Statements.

                  (b) The Company will furnish Acquiror with copies of its audited and unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Income Consolidated Statements of Shareholders' Equity and Consolidated Statements of Cash Flows for each quarterly and yearly period subsequent to March 31, 1998, to be contained in the Company's Form 10-QSB or Form 10-KSB as filed with the SEC for each quarterly or yearly period subsequent to June 30, 1997 and each financial report it or any of its Subsidiaries files with the OTS, subsequent to June 30, 1997 until the Closing Date (as defined in Section 12.01) ("Subsequent Company Financial Statements").

                  (c) All of the aforesaid Company Financial Statements have been, and, with respect to the Subsequent Company Financial Statements, will be, prepared in accordance with GAAP, utilizing accounting practices consistent with prior years except as otherwise disclosed, and comply or will comply with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto. All of the aforesaid Company Financial Statements present fairly, and all of the Subsequent Company Financial Statements will present fairly, the financial position of the Company and its Subsidiaries taken as a whole and the results of its and their operations and changes in its and their financial position as of and for the periods ending on their respective dates. The books and records of the Company and the Merging Bank have been and are being maintained in all material respects in accordance with GAAP and all other applicable legal accounting requirements and reflect only actual transactions. Subject to such changes which may result from an audit of any Subsequent Company Financial Statements (which changes in the aggregate will not be material), the allowance for loan losses in such Company Financial Statements is, and, with respect to the Subsequent Company Financial Statements will be, adequate under the standards applied by the WDFI and FDIC and based on past loan loss experiences and potential losses in current portfolios to cover all known or anticipated loan losses. Except with respect to this Agreement and the transactions contemplated herein, there are, and with respect to the Subsequent Financial Statements will be, no agreements, contracts or other instruments to which the Company or its Subsidiaries are a party or by which it or they or (to the knowledge of the Company) any of the officers, directors, employees or shareholders of the Company or its Subsidiaries have rights which would have a material adverse effect on the consolidated financial position of the Company or the financial position of the Merging Bank which are not disclosed herein or reflected in the Company Financial Statements and the Subsequent Company Financial Statements.

         3.05 Absence of Undisclosed Liabilities. Except as and to the extent fully reflected or reserved against in the Company Financial Statements or the Subsequent Company Financial Statements, neither the Company nor its Subsidiaries had, nor with respect to the Subsequent Company Financial Statements will have, any liabilities or obligations, of any nature, secured or unsecured (whether accrued, absolute, contingent or otherwise) including, without limitation, any tax liabilities due or to become due. Except as set forth on Schedule 3.05, the Company further represents and warrants that it does not know or have reason to believe that there is or will be any basis for assertion against it or its Subsidiaries as of the date of execution of this Agreement, or as of the date of any Subsequent Company Financial Statements, of any liability or obligation of any nature or any amount not fully reflected or reserved against in the Company Financial Statements as of said dates and for subsequent periods or in the footnotes thereto.

         3.06 No Violation. Except as set forth on Schedule 3.06, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company and the Merging Bank of the transactions contemplated hereby nor compliance by the Company with any of the terms or provisions hereof will (a) violate any provision of the Articles of Incorporation or Bylaws of the Company or the stock charter, bylaws or similar governing documents of the Merging Bank, or (b) assuming that the consents and approvals referred to in Section 3.07 hereof are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Merging Bank, or any of their subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Merging Bank or any of their subsidiaries, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Merging Bank or any of their subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a material adverse effect on the Company, the Merging Bank or any of their subsidiaries.

         3.07     Consents and Approvals.   Except for (a) the filing of
applications, notices or other documents necessary to obtain, and the receipt of, the Requisite Regulatory Approvals (as defined in Section 7.01), (b) the filing with the SEC of a proxy statement in definitive form relating to any meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby, (c) the approval of this Agreement by the requisite vote of the shareholders of the Company, (d) the filing of the Articles of Merger with the WDFI pursuant to applicable provisions of the WBCL, and (e) such consents, filings, authorizations or approvals as may be set forth on Schedule 3.07, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are necessary in connection with (i) the execution and delivery by the Company of this Agreement, (ii) the consummation by Company of the Merger, and (iii) the consummation by the Merging Bank of the Bank Merger and the other transactions contemplated hereby.

         3.08 Litigation. Except as set forth on Schedule 3.08, there are no legal, quasijudicial, administrative, or other actions, suits, proceedings or investigations of any kind or nature pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries that challenge the validity or legality of the transactions contemplated by this Agreement or which would have a material adverse effect on the financial condition, assets, liabilities or business of the Company or its Subsidiaries, including any suits involving a "lender liability" cause of action. Schedule 3.08 accurately describes all litigation against the Company or its Subsidiaries in which the amount claimed is in excess of $25,000 which is pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, including any suits involving a "lender liability" cause of action. Except as set forth on
Schedule 3.08, neither the Company nor its Subsidiaries is subject to or in default with respect to, nor are any of its or their assets subject to, any outstanding judgment, order, decree or regulatory restriction of any court or of any governmental agency or instrumentality.

         3.09     Taxes, Returns and Reports.

                  (a) Schedule 3.09 provides a listing of the Federal, state, county, local and foreign tax returns filed by the Company and any of its Subsidiaries for the fiscal years ended June 30, 1997, 1996 and 1995 copies of which have been made available to the Acquiror.
         The reserve for taxes in the Company Financial Statements is, and the reserve for taxes in the Subsequent Company Financial Statements will be, adequate to cover all tax liabilities of the Company and its Subsidiaries (including, without limitation, income taxes and franchise fees) that may become payable in future years in respect to any transactions consummated prior to June 30, 1997 or, in the case of the Subsequent Company Financial Statements prior to the dates thereof. Neither the Company nor any of its Subsidiaries has or, to the best of the Company's knowledge, will have any liability for taxes of any nature for or in respect of the operation of its business or ownership of its or their assets from October 1, 1997 up to and including the Effective Time, except to the extent reflected in the Subsequent Company Financial Statements for income taxes arising from the conduct of the Company's business and ownership of its properties and are not yet due as of the date of this Agreement, or as otherwise set forth on Schedule 3.09. Except as set forth on Schedule 3.09, neither the Company nor any of its Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding, to the Company's knowledge, threatened, by any governmental entity for the assessment or collection of any taxes, and no deficiency notices or reports have been received by the Company or any of its Subsidiaries in respect of any deficiencies for any tax, assessment or government charges.

                  (b) Except as may be reflected on Schedule 3.09, each of the Company and its Subsidiaries has duly and timely filed all Federal, state, county, local and foreign tax returns including, without limitation, information returns and returns of estimated tax, required to be filed by it on or prior to the date hereof (all such returns being accurate and complete) and has duly paid or made adequate provision for the payment of all Taxes (as defined below) that have been incurred by it or are due or claimed to be due from it by Federal, state, county, local or foreign taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are being contested in good faith (and which are set forth on Schedule 3.09). The income tax returns of the Company and its Subsidiaries have not been examined by the IRS for the last 10 years. Except as may be reflected on Schedule 3.09, there are no material disputes pending, or claims asserted, relating to Taxes or assessments upon the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have outstanding any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county, local or foreign income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees, customers, depositors, shareholders and others from whom they are required to withhold Tax in compliance with all applicable Federal, state, county, local and foreign laws, except where the failure to do so would not have a material adverse effect on the Company or its Subsidiaries, the Acquiror or the Surviving Corporation, and (ii) there are no Tax liens upon any property or assets of the Company or its Subsidiaries except liens for current Taxes not yet due. Except as, in the aggregate, would not have a material adverse effect on the Company or its Subsidiaries, the Acquiror or the Surviving Corporation, or as disclosed on Schedule 3.09, to the best of the Company's knowledge, (i) no property of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries is required to treat as "tax-exempt use property" within the meaning of Section 168(h) of the Code, (ii) neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method; and (iii) neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under
         Section 453 of the Code.

                  (c) As used in this Agreement, the term "Tax" or "Taxes" means all Federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, transfer gains, property, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, intangibles, franchise and other taxes, governmental charges, levies or like assessments, together with all penalties and additions to Tax and interest thereon.

                  (d) The Merging Bank, at the close of its most recent taxable year, qualified, and on the Closing Date will qualify, either as a "domestic building and loan association" within the meaning of
         Section 7701(a)(19) of the Code or as a "mutual savings bank" within the meaning of Section 591(b) of the Code that meets the requirements of Section 7701(a)(19)(C) of the Code.

         3.10     Corporate Properties.

                  (a) Schedule 3.10 accurately identifies: (i) all real property owned, beneficially or otherwise, or controlled by the Company or its Subsidiaries, whether owned outright, as a joint venture, or owned or controlled in a fiduciary capacity, including properties now held by the Company (or any Subsidiary) as a result of foreclosure or repossession or carried on the books of the Company (or any Subsidiary) as "other property owned" ("REO") or leased by the Company or its Subsidiaries (all of which shall be defined as "Real Estate") and such Schedule 3.10 sets forth a complete legal description of the Real Estate and a brief description of any buildings located thereon; and (ii) all known copyrights, patents, trademarks, trade names, franchises and related applications and all other similar intangible assets owned by the Company and its Subsidiaries. Except as set forth on Schedule 3.10, all of the Company's or its Subsidiaries' properties, leasehold improvements and equipment are in good operating condition, and all known copyrights, patents, trademarks, trade names, franchises and related applications are valid and in full force and effect in accordance with their terms, and neither the Company nor any of its Subsidiaries knows of any conflict with respect thereto that asserts the rights of others. To the best of the Company's knowledge, neither the Company nor any of its Subsidiaries has received or been threatened with a complaint that the Company or its Subsidiaries are in violation of applicable building, zoning, environmental, safety, or similar laws, ordinances, or regulations in respect of their buildings or equipment, or the operation thereof. To the best of the Company's knowledge, neither the Company nor any of its Subsidiaries is in violation of any such law, ordinance, or regulation, except as disclosed on Schedule 3.10. To the knowledge of the Company, no proceedings to take all or any part of the properties of the Company or its Subsidiaries (whether leased or owned) by condemnation or right of eminent domain are pending or threatened.

                  (b) Except as set forth on Schedule 3.10 and except for property in foreclosure proceedings, the Company and its Subsidiaries have good and marketable title to all their real and personal property, free, clear and discharged of, and from, any and all liens, mortgages, charges, encumbrances and/or security interests of any kind.

                  (c) The Company or any of its Subsidiaries (as the case may be), as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all property leased by the Company or any of its Subsidiaries, qualified only by the written terms of such leases, copies of which are attached to Schedule 3.10.

         3.11     Employee Benefit Plans.

                  (a) Set forth on Schedule 3.11 is an accurate description of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change in control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of the Company and its Subsidiaries, and all other benefit plans, contracts or arrangements covering directors, employees or former employees of the Company or its ERISA Affiliates (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (collectively, the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans including, but not limited to, any trust instruments and/or insurance and investment contracts, if any, forming a part of any such Compensation and Benefit Plans and agreements, and all amendments thereto, including, but not limited to
         (i) the actuarial report for such Plan (if applicable) and the annual report (Form 5500 series) for each of the last two years, (ii) the current summary plan description, and (iii) the most recent determination letter from the IRS (if applicable) for such plan, shall be available to the Acquiror.

                  (b) Company Compensation and Benefit Plans, other than "Multi-Employer Plans" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, covering Employees (the "Plans"), are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. The ESOP satisfies the requirements for an employee stock ownership plan under Section 4975(e)(7) of the Code. There is no pending or threatened litigation relating to the Plans. Neither the Company nor any of its ERISA Affiliates has engaged in a transaction with respect to any Plan that could subject the Company or any of its ERISA Affiliate or any other party to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated "single- employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company or any of its ERISA Affiliates. Neither the Company nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability with respect to a Multi-Employer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the twelve-month period ending on the date hereof.

                  (d) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (e) Neither the Company nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any Plan, except as set forth on Schedule 3.11. Except as set forth on
         Schedule 3.11, there are no restrictions on the rights of the Company or its ERISA Affiliates to amend or terminate any such Plan without incurring any liability thereunder.

                  (f) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any such Subsidiary has committed an unfair labor practice or seeking to compel the Company or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving the Company or any of its Subsidiaries pending or threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (g) No matter is pending relating to any of the Company Plans before any court or government agency.

                  (h) Neither the Company nor any of its ERISA Affiliates presently contributes to or is currently a party to any Multi-Employer Plan.

                  (i) Neither the Company nor any ERISA Affiliate presently contributes to any Company Plan that is or was subject to Title IV of ERISA.

                  (j) No amounts payable under any of the Company Plans which taken by itself will fail to be deductible for federal income tax purposes by virtue of Section 280(G) of the Code.

         3.12     Brokerage Commissions and Fees.

                  (a) All negotiations relating to this Agreement and the Plan of Merger and the transactions contemplated herein and therein have been and will be carried on by the Company its counsel, accountants, financial advisor and other representatives directly with Acquiror, its counsel, accountants and other representatives in such a manner as not to give rise to any claim against Acquiror or the Company for any brokerage commission, finder's fee, investment advisor's fee or other like payment, except that the Company has agreed to make payment to Robert W. Baird & Co., Incorporated for services rendered as financial advisor in connection with the transactions contemplated herein pursuant to a letter agreement dated as of May 22, 1998, a copy of which is attached as Schedule 3.12.

                  (b) The Company has fee agreements with all outside attorneys, accountants and other independent experts and advisors it has used or plans to use in connection with the transactions contemplated in this Agreement, which provide that such attorneys, accountants and other independent experts and advisors will be compensated only at their normal hourly or per diem rates plus reasonable out-of-pocket expenses.

         3.13 Certain Agreements. Schedule 3.13 accurately identifies all of the following agreements, contracts, or other instruments written or, to the knowledge of the Company, oral, to which the Company or its Subsidiaries are a party or by which any of them are bound or affected or by which any of the stock, properties, or assets of the Company or its Subsidiaries are bound or affected, or under which any of their officers, directors, employees, or shareholders have rights: (a) all material contracts (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Securities Act) to be performed after the date of this Agreement; (b) any agreements, plans or arrangements under or pursuant to which any of the benefits of which will be increased, or the vesting of benefits of which will be increased or accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and (c) except as entered into with respect to loan transactions or workouts in the ordinary course of business by the Company, any agreement, instrument or understanding of the Company or its Subsidiaries, whether or not made in the ordinary and regular course of business, involving an aggregate amount in excess of $25,000 per annum, or which materially restricts the conduct of any line of business by the Company or its Subsidiaries. True, complete and correct copies of all of the written agreements, contracts, or other instruments, and written descriptions of the material details of any oral agreements or instruments identified on Schedule 3.13, are attached to Schedule
3.13. Except as otherwise specifically disclosed on Schedule 3.13, all such agreements, contracts or other instruments are valid and binding and are in full force and effect and neither the Company nor any of its Subsidiaries is in default under, or is in violation of, any such agreement, contract or other instrument to which they are a party or by which they may be bound.

         3.14 Governing Documents. Attached as Schedule 3.14 are true, complete and correct copies of the following: (a) the Articles of Incorporation or Charter, as the case may be, and all amendments thereto, of the Company and its Subsidiaries; (b) the Bylaws of the Company and its Subsidiaries, as amended to date; and (c) a specimen certificate for each type of outstanding security of the Company and its Subsidiaries. The minute books of the Company, the Merging Bank and its Subsidiaries accurately reflect all corporate actions held or taken by their respective shareholders and Board of Directors since January 1, 1994, including committees of their respective Boards of Directors.

         3.15     Orders, Injunctions, Decrees; Compliance With Applicable
Laws.

                  (a) Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries is subject to any order, injunction or decree, written agreement, consent agreement, or memorandum of understanding of any governmental body or court, or is in violation of any order, injunction, or decree, written agreement, consent agreement or memorandum of understanding, or any other requirement of any governmental body or court.

                  (b) Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Schedule 3.15, a "Regulatory Agreement"), any regulatory agency or other governmental entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement.

                  (c) The Company and its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any governmental entity, and neither the Company nor any of its Subsidiaries knows of, or has received notice of any violations of, any of the above.

         3.16 Shareholders of the Company. As of the date of this Agreement, Schedule 3.16 accurately identifies the names and addresses of all of the shareholders who, to the Company's knowledge, beneficially own more than 5% of Company Common Stock and the number of shares Company Common Stock believed to be beneficially owned by each such shareholder and by each director and officer of the Company.

         3.17 Regulatory Filings. Schedule 3.17 is an accurate and complete listing of each registration statement, prospectus, report, schedule, proxy statement, information statement or other shareholder communication used, circulated or filed after January 1, 1997 by the Company or any of its Subsidiaries copies of which have been made available to the Acquiror. The Company and its Subsidiaries have filed and will continue to file in a timely manner all required filings with (a) the SEC, (b) the Federal Reserve Board ("FRB"), (c) the FDIC, and (d) the WDFI (and will furnish Acquiror with copies of all such filings made subsequent to the date hereof until the Effective
Time), and all such filings were or will be, complete and accurate in all material respects as of the dates of the filings, and no such filing made or will make any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the IRS, the FRB, the FDIC or the WDFI in the regular course of the business of the Company or its Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best of the knowledge and belief of the Company, investigation into the business or operations of the Company or its Subsidiaries within the past five years. Except as set forth on Schedule 3.17, there is no unresolved violation, criticism or exception by the SEC, the Federal Reserve, the FDIC, the WDFI or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any such filings, there has been no material change in the condition of the Company, the Merging Bank, or any of its Subsidiaries, financial or otherwise, such that, had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein. Except as otherwise disclosed on Schedule 3.17, there is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

         3.18 Loans. All loans and loan commitments extended by the Company and its Subsidiaries have been made in all material respects in accordance with customary lending standards in the ordinary course of business. The loans and loan commitments are evidenced in all material respects by appropriate and sufficient documentation (including any and all documentation required by applicable banking laws), and constitute valid and binding obligations of the borrowers enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable law which may affect the availability of equitable remedies. All such loans and loan commitments are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge, and the Company and its Subsidiaries have complied, and at the Effective Time will have complied, in all material respects with all laws and regulations relating to such loans and loan commitments. Except as set forth on Schedule 3.18, the loans and loan commitments are not subject to any offsets, or to the knowledge of the Company, claims of offset, or claims of other liability on the part of the Company or any of its Subsidiaries.

         3.19 Loan Portfolio; Reports. Except as set forth on Schedule 3.19, as of March 31, 1998, neither the Company nor any of its Subsidiaries is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000, under the terms of which the obligor was, as of March 31, 1998, over 90 days delinquent in payment of principal or interest or in default under any other provision, or (b) Loans to any director, executive officer or ten percent shareholder of the Company or any of its Subsidiaries or, to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 3.19 sets forth: each of the Loans of the Company or any of its Subsidiaries with an unpaid principal amount in excess of $25,000 and that as of the date of this Agreement are internally classified as (a) "Substandard," "Doubtful," "Loss" or "Classified," (b) "Criticized," "Other Loans Especially Mentioned" or "Special Mention," or (c) "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, in each case together with the principal amount of and accrued and unpaid interest on each of such Loans and the identity of the borrower thereunder; together with the aggregate principal amount of and accrued and unpaid interest on all such Loans by category. The Company shall promptly inform Acquiror of any Loans that become classified in the manner described in the previous sentence, or any Loans the classification of which is changed at any time after the date of this Agreement. The Company and its Subsidiaries have internally classified, in the manner described above, all Loans that any auditor or government examiner has criticized or classified, and the internal classification of such Loans is at least as strict as the criticism or classification thereof by an auditor or government examiner.

         3.20 Mortgage-Backed and Related Securities and Investment Securities. Schedule 3.20 sets forth the book and market value as of March 31, 1998 of the mortgage-backed and related securities, securities held for sale and investment securities of the Company and its Subsidiaries. Schedule 3.20 also lists a mortgage-backed and related securities and investment securities report which lists the securities descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

         3.21 Allowance for Loan Losses. The allowances for loan losses set forth in the Company's Financial Statements and Subsequent Financial Statements were established in accordance with the past practices and experiences of the Company and its Subsidiaries.

         3.22 Conduct. Except as set forth on Schedule 3.22, since June 30, 1997, neither the Company nor any of its Subsidiaries has (a) conducted its business or entered into any transaction other than in the ordinary course of business consistent with prudent banking practices, or incurred or became subject to any liabilities or obligations except liabilities incurred in the ordinary course of business consistent with prudent banking practices; (b) suffered any labor trouble, or any event or condition of any character materially adversely affecting its business or prospects; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than those presented in the Company Financial Statements or incurred after the date thereof in the ordinary course of business consistent with prudent banking practices; (d) mortgaged, pledged, or subjected to lien, charge or other encumbrance any part of its assets, or sold or transferred any such assets, except in the ordinary course of business consistent with prudent banking practices; (e) made or permitted an amendment or termination of any contract to which it is a party except in the ordinary course of business consistent with prudent banking practices; (f) issued, agreed to issue or sold any of its capital stock or corporate debt obligations (whether authorized and unissued or held in the treasury); (g) granted any options, warrants or other rights for the purchase of its capital stock; (h) declared, agreed to declare, set aside or paid any dividend or other distribution in respect of its or their capital stock, or directly or indirectly purchased, redeemed or otherwise acquired or agreed to purchase or redeem or otherwise acquire any shares of such stock; (i) entered into any employment contract with any officer or salaried employee, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any of its present or former officers or employees, increased the rate of compensation payable or to become payable by them to any of its officers or employees, or instituted or made any increase in any employee welfare, retirement or similar plan or arrangement, in each case other than in the ordinary course of business consistent with prudent banking practices or as contemplated pursuant to such contract, plan or arrangement, or suffered any strike, work stoppage, slow-down or other labor disturbance; or (j) entered into any other transaction other than in the ordinary course of business consistent with prudent banking practices.

         3.23 Fiduciary Responsibilities. The Company and its Subsidiaries have performed all of their duties in their capacities as trustees, executors, administrators, registrars, guardians, custodians, escrow agents, receivers or any other fiduciary capacity in a manner which complies with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards. The Company and the Merging Bank have properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor the Merging Bank nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a material adverse effect on the Company, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. Neither the Company nor the Merging Bank in the capacity as fiduciary of an IRA account or other tax qualified plan maintained with the Merging Bank has permitted the acquisition of shares of Company Common Stock into such IRA account or plan.

         3.24 Compliance With Environmental Laws and Health and Safety Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean any and all federal, state and local laws including statutes, regulations, ordinances, codes, rules, orders, directives and other governmental restrictions and requirements (including, but not limited to, those contained in or evidenced by permits, temporary permits or exemption letters) relating to the discharge, emission or release of air pollutants, water pollutants, solid wastes or process waste water or otherwise relating to the environment, hazardous wastes, hazardous materials, hazardous substances, toxic substances, asbestos, petroleum or any fraction thereof, or any operations of or use of property by the Company or its Subsidiaries that has an impact on the environment, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the National Environmental Policy Act, the Federal Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, or any applicable federal or state regulatory or administrative agency with authority over natural resources or environmental protection now in effect or presently scheduled to come into effect, all as presently amended. For the purposes of this Agreement, the term "Hazardous Material" means any substance or material, whether liquid, solid or gas which is listed, defined, designated or classified as hazardous substance, hazardous waste, pollutant, contaminate, toxic substance, toxic waste, radioactive substance, radioactive material, radioactive waste or dangerous substance under any Environmental Laws (as defined herein). The term "Hazardous Material" shall include, but not be limited to the following: petroleum or fraction thereof, underground storage tank, aboveground storage tank, asbestos or asbestos-containing materials, polychlorinated byphenyls ("PCBs") and medical waste.

                  (a) Except as set forth on Schedule 3.24, to the Company's knowledge, as of the date of this Agreement:

                  (i) The operations of the Company and its Subsidiaries comply and have complied with all Environmental Laws and all health and safety statutes and regulations; none of the Company's or its Subsidiaries' operations are the subject of, nor is the Company or any of its Subsidiaries a party to, any judicial or administrative proceeding, pending or threatened, alleging the violation of any health or safety statute or regulation or Environmental Laws; neither the Company nor its Subsidiaries are the subject of a federal, state or local investigation, pending or threatened, evaluating whether any remedial action is needed to respond to a release of any Hazardous Material; neither the Company nor its Subsidiaries have generated Hazardous Materials except for those Hazardous Materials and quantities typically associated with the business of the Company; neither the Company nor its Subsidiaries have arranged for the treatment or disposal of any Hazardous Material except for those Hazardous Materials and quantities typically associated with the business of the Company; neither the Company nor its Subsidiaries have transported any Hazardous Material for treatment, storage or disposal; and neither the Company nor its Subsidiaries have reported a spill, emission or release of a Hazardous Material.

                  (ii) All Real Estate (as defined in Section 3.10) is in compliance in all material respects with all Environmental Laws; neither the Company nor any of its Subsidiaries has any notice or knowledge regarding the Real Estate or its past use(s) which indicates noncompliance, or potential noncompliance, with any Environmental Law; the Real Estate is not subject to any judicial or administrative proceedings alleging the violation of any federal, state or local health or safety statute or regulation or any Environmental Laws; the Real Estate is not contaminated by any Hazardous Material; the Real Estate is not the subject of a federal, state or local investigation evaluating whether any remedial action is needed to respond to a release, emission or discharge of any Hazardous Material into the environment; neither the Company nor its Subsidiaries have generated any Hazardous Material on the Real Estate; neither the Company nor any of its Subsidiaries has transported any Hazardous Material to the Real Estate or from the Real Estate to any waste treatment, storage or disposal facility; to the knowledge of the Company and its Subsidiaries the Real Estate and buildings occupied by the Company and its Subsidiaries contain no urea-formaldehyde insulation, asbestos or asbestos by-products, lead or regulated levels of PCBs; the Real Estate contains no fill material; and the Real Estate does not face any risk of contamination by a Hazardous Material from any nearby property.

                  (b) Environmental Studies. The Acquiror shall have the right to conduct such environmental studies in connection with the Company's representations and warranties as set forth in this Section
         3.24 pursuant to the terms of Section 6.10 hereof.

         3.25 Other Information. No representation or warranty by the Company contained in this Agreement, or disclosure in any Schedule hereto prepared by the Company or certificate or other instrument or document furnished or to be furnished by or on behalf of the Company pursuant to this Agreement and no information furnished or to be furnished by the Company for use in the Prospectus/Proxy Statement (as defined in Section 6.01) or the Registration Statement (as defined in Section 6.01) or the regulatory filings contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein. The Prospectus/Proxy Statement (except for such portions thereof that relate solely to the Acquiror) will comply in all respects with the provisions of all applicable laws, including the Securities Act and the Exchange Act.

         3.26 Insider Interests. Except as set forth on Schedule 3.26, all loans, extensions of credit and other contractual arrangements (including deposit relationships) between the Company or its Subsidiaries and any officer or director, of the Company or its Subsidiaries, or any affiliate of any such officer or director, conform to applicable rules and regulations and requirements of all applicable regulatory agencies, and all such loans, extensions of credit and other contractual arrangements are described on
Schedule 3.26. Except as set forth on Schedule 3.26: (a) no officer or director of the Company or its Subsidiaries has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or its Subsidiaries; and (b) there are no transactions or business relationships between the Company or its Subsidiaries and their respective directors and executive officers which would require disclosure in the Company's proxy statements, the Registration Statement or the Proxy Statement/Prospectus pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Company does not have a written insider trading policy.

         3.27 No Sensitive Transactions. Except as set forth on Schedule 3.27, within the past five years, neither the Company nor its Subsidiaries nor, to the Company's knowledge, any director, employee, or agent of the Company or its Subsidiaries, has directly or indirectly used funds or other assets of the Company or its Subsidiaries for (a) illegal contributions, gifts, entertainment, or other expenses related to political activities; (b) payments to or for the benefit of any governmental official or employee, other than payments required or permitted by law; (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any officer, employee, agent or representative thereof; or (d) the establishment or maintenance of an illegal secret or unrecorded fund.

         3.28 Community Reinvestment Act Compliance. Except as set forth on Schedule 3.28, the Merging-Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977, as amended ("CRA") and the regulations promulgated thereunder, and is not aware of any state of facts or circumstances related to any planned or threatened CRA protest. As of the date of this Agreement, the Merging Bank has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause it to fail to be in compliance with the CRA or any federal or state fair lending laws. The Merging Bank has not received a CRA rating from the FDIC which is less than "satisfactory."

         3.29 Approvals. The Company knows of no reason why the Requisite Regulatory Approvals (as defined in Section 7.01) necessary to permit Acquiror consummation of the transactions contemplated hereby in the manner provided herein should not be obtained.

         3.30 Qualified Thrift Lender. The Merging Bank is a "Qualified Thrift Lender" as defined under Section 10(m) of the HOLA, codified at 12 USC Sec. 1467a(m).

         3.31 The ESOP. The Company is the sole lender to the ESOP. Accelerated cash payments under the loan agreement entered into between the Company and the ESOP (the "ESOP Loan") are not required by virtue of the acquisition of the Company by Acquiror, except as otherwise provided in this Agreement.

         3.32 Absence of Agreements. Except as set forth in Schedule 3.32, neither the Company nor any of its Subsidiaries: (a) is a party to any agreement or arrangement entered into in connection with the consummation of a federally or state assisted acquisition of a depository institution pursuant to which the Company or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency; or (b) is a party to any agreement, option or contract, the subject of which involves or relates to the merger, consolidation or sale of assets or stock of the Company or any subsidiary other than this Agreement; and (c) there are no negotiations pending relating to any such agreement, option or contract to which the Company or any Subsidiary is a party.

         3.33 Liquidation Account. The liquidation account established by the Merging Bank in connection with its conversion from the mutual to stock form has been maintained since its establishment in accordance with applicable laws.

         3.34 Insurance. Schedule 3.34 contains a true, correct and complete list of all insurance policies and bonds maintained by the Company and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect at all times during which the Company or any Subsidiary had any insurable interest in the subject of such insurance policies and bonds. As of the date hereof, neither the Company nor any Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion and all premiums due thereon on or prior to the date of Closing have been paid as and when due. The existing insurance carried by the Company and its Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of the Company and its Subsidiaries. True and complete copies of all such policies and bonds reflected on Schedule 3.34 are available for inspection by Acquiror.

         3.35 Derivative Transactions. Schedule 3.35 sets forth all holdings by the Company or any of its Subsidiaries of positions in forwards, futures, options on futures, swaps and any other instrument within the scope of the Company's Board-approved investment policy ("Derivative Instruments"). Except as set forth on Schedule 3.35, since June 30, 1997, neither the Company nor any of its Subsidiaries has engaged in any transactions in or involving Derivative Instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries in accordance with generally accepted accounting principles consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

         3.36 Company Pension Plan. The Company will withdraw from the Savings Association Retirement Fund ("Company Pension Plan"), as adopted by the Company effective July 1, 1967, prior to the Effective Time. No additional contributions are required or shall be made under or to the Company Pension Plan from the date of execution of the Agreement through the Effective Time and there are no accrued service or other funding deficiencies or liabilities of whatsoever kind or nature related to the Company Pension Plan or to the Company's withdrawal therefrom.

         3.37     Director Deferred Retirement Plan.  Except as identified in
Schedule 3.37, all obligations of the Company under the Reliance Savings Bank Non-Qualified Deferred Retirement Plan for Directors have been fully funded through the purchase of single-premium life insurance policies purchased by the Company and/or the Merging Bank and maintained for such purpose.

                                  ARTICLE FOUR

                             COVENANTS OF ACQUIROR

         Acquiror hereby covenants and agrees with the Company as follows:

         4.01 Conduct Of Business: Certain Covenants. From and after the execution and delivery of this Agreement and until the Effective Time, Acquiror and each of its subsidiaries will:

                  (a) Conduct its business and operate in the usual ordinary course in accordance with prudent and sound banking and business practices; and

                  (b) Use its best efforts to remain in good standing with all applicable banking regulatory authorities to the extent required to continue the operation of their respective businesses which are material to the Acquiror's operations as a whole.

         4.02 SEC Registration. Acquiror shall file with the SEC, as soon as practicable after the execution of this Agreement but in no event later than 90 days from the date of this Agreement, any necessary Registration Statement (as defined in Section 6.01(a)) covering the Acquiror Common Stock to be issued pursuant to this Agreement and the Plan of Merger (provided that the Company has given to Acquiror all information concerning the Company which is required for inclusion in the Registration Statement), and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Acquiror shall, as soon as practicable after the execution of this Agreement, take all actions necessary to have the shares of Acquiror Common Stock to be delivered in exchange for Company Common Stock qualified or registered for offering and sale, or to identify and perfect an exemption therefrom, under the securities or "Blue Sky" laws of each jurisdiction within the United States in which shareholders of the Company reside. In advance of filing the Registration Statement, Acquiror shall provide the Company and its counsel with a copy of the Registration Statement and an opportunity to comment thereon. Acquiror shall advise the Company, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of qualification of Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. None of the information furnished by the Acquiror for inclusion in the Registration Statement, when it shall become effective, and at all times subsequent to such effectiveness, or the Proxy Statement/Prospectus (as defined in Section 6.01(a)), when mailed or at the time of the Shareholders Meeting (as defined in Section 5.01(a)), or in the case of any other document filed with the SEC or any state securities commission, at the respective times at which such documents are filed with the SEC or such state securities commission, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.03 Authorization, Reservation and Listing of Common Stock. By appropriate resolution, the Board of Directors of Acquiror shall, prior to the Effective Time, authorize and reserve the required number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and the Plan of Merger. Acquiror also shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued pursuant to the Plan of Merger to be approved for listing on the Nasdaq National Market subject to official notice of issuance, prior to the Effective Time.

         4.04 Confidentiality. Acquiror shall cause all internal, nonpublic financial and business information obtained by it from the Company and its Subsidiaries to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict Acquiror from making such disclosure thereof as may be required by law in connection with the offering and sale of Acquiror Common Stock pursuant to this Agreement or as may be required in the performance of this Agreement. Furthermore, Acquiror shall have no obligation to keep confidential any information that (a) was already known to Acquiror and was received from a source other than the Company or any of its Subsidiaries, directors, officers, employees or agents, provided that the source making such information available was not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (b) is or becomes generally available to the public other than as a result of a disclosure by the parties hereto to one another. If the Merger shall not be consummated, all nonpublic financial statements, documents and materials and all copies thereof shall be returned to the Company or destroyed by Acquiror and shall not be used by Acquiror in any way that could be reasonably expected to be detrimental to the Company and will not be disclosed to others except as specifically permitted above.

         4.05 Regulatory Application and Filings. As soon as practicable after the execution of this Agreement but in no event later than 90 days from the date of this Agreement (subject to receipt by Acquiror from the Company of all information of the Company and the Merging Bank as requested), Acquiror shall submit and file all necessary applications, notices or statements with the appropriate regulatory agencies and governmental entities for approval of the transactions contemplated by this Agreement.

         4.06 Employment Agreements. Acquiror agrees to provide an employment agreement between Ms. Carol A. Barnharst and Acquiror, which agreement shall commence as of the Effective Time and run for an initial term of three (3) years at her current base salary level and shall be in the form attached hereto as Exhibit C. Acquiror further agrees to honor the provisions of the present contract between Mr. Allan T. Bach and the Company, including those that relate to a termination of employment following a change-in-control of the Company.

         4.07 Negative Covenant. From and after the date of this Agreement, Acquiror shall not take any action, or agree to take any action, which constitutes a material breach or default of its obligations under this Agreement.

         4.08 Advisory Board. Acquiror shall create an advisory board (the "Advisory Board") to (a) assist in the integration of the operations of the Merging Bank into those of the Acquiror-Bank, and (b) advise with respect to community relations within the market presently served by the Merging Bank.
The Advisory Board shall consist of all current members of the Board of Directors of the Merging Bank who are members of such Board as of the Effective Time and who do not become, as of the Effective Time, a member of a Board of Directors within the organizational structure of Acquiror and its affiliates. Advisory Board members shall receive a retainer fee of $10,000 per year commencing at the Effective Time and continuing until such time as the Advisory Board is discontinued and payable in monthly installments to each Advisory Board member. The Advisory Board shall initially meet with the same frequency (although not necessarily on the same dates) as there are regularly scheduled meetings of the Board of Directors of the Acquiror Bank, or more frequently at the request of Acquiror. Acquiror shall review the Advisory Board function annually to consider its continuation and frequency of meetings and intends to continue the Advisory Board subject to annual appointment of its members for at least 3 years following the Effective Time. The Advisory Board shall report to Acquiror through Ms. Carol A. Barnharst, who shall be the Advisory Board's liaison for reporting purposes.

         4.09 Qualifying the Merger for Tax-Free Status. Acquiror and its Subsidiaries shall not take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code.

         4.10 Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or its Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company or its Subsidiaries or any of their respective predecessors, or (ii) this Agreement or the Plan of Merger or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, Acquiror agrees to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Acquiror shall (and shall cause the Surviving Corporation to) indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney's fees and expenses and other costs in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (A) Acquiror shall have the right to assume the defense thereof and upon such assumption Acquiror shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Acquiror, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Acquiror shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on an opinion of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, Acquiror shall be obligated to pay such separate counsel, (C) Acquiror shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Acquiror shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Acquiror thereof, provided that the failure to so notify shall not affect the obligations of Acquiror under this Section 4.10 except to the extent such failure to notify materially prejudices Acquiror. The Acquiror's obligations under this Section 4.10 shall continue in full force and effect for the period of the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.


                                  ARTICLE FIVE

                            COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees with Acquiror as follows:

         5.01     Registration Statement and Shareholders Meeting.

                  (a) The Company shall cause a meeting of its shareholders (the "Shareholders Meeting") to be held after the execution of this Agreement and upon availability of the Proxy Statement/Prospectus (as defined in Section 6.01(a)) for the purpose of acting upon this Agreement and the Plan of Merger, and in connection therewith shall distribute the Proxy Statement/Prospectus and any amendments or supplements thereto as prepared by Acquiror in cooperation with the Company. The Company shall solicit proxies from its shareholders in accordance with applicable law, including the rules and regulations of the SEC, shall cooperate with the Acquiror to have the Registration Statement declared effective, and shall furnish all information concerning the Company and its shareholders (but not including the names and addresses of its shareholders) as may be requested by Acquiror in connection with any such action. In addition, if so requested by Acquiror, the Company shall retain a proxy solicitation firm acceptable to Acquiror, for the purpose of soliciting proxies in connection with the Shareholders Meeting. The cost of the proxy solicitation firm shall be borne solely by the Company.

                  (b) None of the information furnished by the Company for inclusion in the Registration Statement, when it shall become effective, and at all times subsequent to such effectiveness, or the Proxy Statement/Prospectus, when mailed or at the time of the Shareholders Meeting, or in the cases of any other document filed with the SEC or any state securities commission, at the respective times at which such documents are filed with the SEC or such State securities commission, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         5.02     Conduct Of Business, Certain Covenants.

                  (a) From and after the execution and delivery of this Agreement and until the Effective Time, the Company and each of its Subsidiaries shall:

                      (i) conduct its business and operate in the usual ordinary course of business in accordance with prudent and sound banking and business practices, including charging off all loans required to be charged off by federal and state regulators and regulations, statutes and sound banking practices and maintain its and their books and records, in accordance with GAAP;

                      (ii) maintain an allowance for loan losses deemed by management of the Company to be adequate based on GAAP;

                    (iii) remain in good standing with all applicable federal and state regulatory authorities and preserve each of its and their existing banking locations;

                      (iv) use its and their best efforts to retain the services of its and their present officers and employees;

                      (v) maintain insurance covering the performance of its and their directors, officers and employees and maintain in full force and effect all of the insurance policies reflected on Schedule 3.34 hereto;

                      (vi) take no action which would adversely affect or delay the ability of the Company or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby;

                    (vii) consult with Acquiror prior to acquiring any interest in real property, except in the ordinary course of business or entering into any contract or agreement having a term of more than one year;

                   (viii) take no action which would cause the termination or cancellation by the FDIC of insurance in respect of the Merging Bank's deposits; and

                      (ix) cooperate with the Acquiror to provide timely notice to its data processor of the Merging Bank's intent to terminate its data processing agreement (the "Data Processing Agreement") on or about the Effective Time. The Company shall use its reasonable best efforts to make arrangements such that the services provided under the Data Processing Agreement continue to be provided up to the Effective Time.

                  (b) From and after the execution and delivery of this Agreement and until the Effective Time, the Company and its Subsidiaries shall not, without the prior consent of Acquiror:

                       (i) amend its or their Articles of Incorporation, Charter or Bylaws;

                      (ii) except in connection with the exercise of previously granted Options, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or their capital stock, or issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue or sale of its or their capital stock (or securities convertible into or exchangeable, with or without additional consideration, for shares of such capital stock) or any stock appreciation rights;

                    (iii) make payment of any cash dividend, or institute any other form of dividend or distribution, with respect to the Company's or its Subsidiaries' capital stock;

                      (iv) increase or reduce the number of shares of its or their capital stock issued or outstanding by repurchase, split-up, reverse split, reclassification, distribution of stock dividends, or change of par or stated value;

                      (v) except in connection with the exercise of previously granted Options, purchase, permit the conversion of or otherwise acquire or transfer for any consideration any outstanding shares of its or their capital stock or securities carrying the right to acquire, or convert into or exchange for such stock, with or without additional consideration;

                      (vi) make or grant any general or individual wage or salary increase or fringe benefit increase, or increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, or pay any bonus, pension or retirement allowance to any such directors, officers or employees, except in accordance with any plan or agreement set forth on Schedule 5.02(b)(vi), or become a party to, adopt, amend or otherwise modify or make any contribution outside the ordinary course of business to any Compensation and Benefit Plan, any bonus, pension, profit sharing, retirement or other compensation plan or enter into any contract of employment with any officer which is not terminable at will without cost or other liability (other than benefits accrued as of the date of such termination), or enter into, modify, or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; provided however, that (i) the annual compensation of officers employed by the Company and Merging Bank as of July 1, 1998 may be increased effective as of such date in a manner consistent with prior practice of the Company and the Merging Bank, provided that the combined amount of the annual increases put into effect for all such officers shall not exceed, in the aggregate, 5% of the total amount paid to such officers for the year ended June 30, 1998, and (ii) the Company and the Merging Bank may pay to their employees year-end bonuses for the 1998 fiscal year, in a manner and amount consistent with prior practice of the Company and the Merging Bank;

                    (vii) incur any obligations or liabilities or make any capital expenditures except in the ordinary course of business or make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                   (viii) mortgage, pledge (except pledges required for Federal Home Loan Bank ("FHLB") advances or pledges of such assets as may be required to permit the Merging Bank to accept deposits of public funds) or subject to any material lien (excluding mechanics' liens), charge, permit a security interest on, or encumber any of its or their assets, properties or other rights, except for liens for taxes not yet due and payable;

                      (ix) transfer or lease any of its or their assets or property except in the ordinary course of business, or close any banking office, or file any application to relocate or terminate the operations of any office of it or its Subsidiaries;

                      (x) transfer or grant any rights under any leases, licenses or agreements, other than in the ordinary course of business;

                      (xi) other than with respect to loan transactions (including, without limitation, letters of credit and purchase of leases), the purchase of obligations of the government of the United States or agencies of the United States, sales for less than $25,000 of real estate owned by the Company or its Subsidiaries, make or enter into any transaction, contract or agreement or incur any other commitment where the amount involved exceeds $50,000 or the term exceeds 1 year;

                    (xii) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for deposit liabilities and except for indebtedness incurred for liquidity purposes in the ordinary course of business and consistent with the Company's and its Subsidiaries' past practice with respect to the incurrence of indebtedness, the repayment term of which does not exceed nine months; provided, however, that nothing in this Section shall prohibit the Company from incurring FHLB advances in the ordinary course of business for liquidity purposes, in amounts consistent with approvals of the Board of Directors existing on the date hereof and disclosed to Acquiror on Schedule 5.02(b)(xii) hereof;

                   (xiii) cancel or compromise any debt or claim which has not previously been charged off other than in the ordinary course of business in an aggregate amount which is not materially adverse to the Company or any of its Subsidiaries, or settle any claim, action or proceeding involving any liability of the Company or its Subsidiaries for money damages or material restrictions upon the operation of the Company or any of its Subsidiaries;

                    (xiv) enter into any transaction other than in the ordinary course of business or enter into any new, or materially alter or expand any present, line of business or change any of its methods of accounting (except as required by changes in GAAP or regulatory accounting principles as concurred in by Acquiror's independent auditors or by Section 5.03(a)) or change any of its methods of reporting income and deductions for income tax purposes from those employed in the preparation of its income tax returns for the fiscal year ended June 30, 1997, except as required by law;

                      (xv) take any action which constitutes a breach or default of its obligations under this Agreement or which is reasonably likely to delay or jeopardize the receipt of any of the Requisite Regulatory Approvals (as defined in Section 7.01) required hereby or cause any of the other conditions set forth in Articles Seven or Nine hereof to fail or take any action that is intended or could reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect;

                    (xvi)    make or commit to make any loan over $150,000;

                   (xvii) purchase or commit to purchase any bulk loan servicing portfolio;

                   (xviii) make any payment to any director, officer, employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, or otherwise, that is not deductible under either Sections 162(a)(1) or 404 of the Code or is not an ordinary business expense for travel, meals or entertainment authorized by the Company in furtherance of the duties of the director, officer or employee; provided, however, that payment of the out-of-pocket expenses of the Company's professional advisors shall not be restricted by this paragraph (xviii);

                    (xix) take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code; or

                      (xx) fail to comply in any material respect with any laws, regulations or governmental actions applicable to it or to the conduct of its business.

         5.03 Confirming and Conforming Accounting and Reserve Policies; Integration.

                  (a) Notwithstanding the Company's belief that it has established all reserves and taken all provision for possible loan losses required by GAAP and applicable laws, rules and regulations, the Company recognizes that Acquiror may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At the request of Acquiror, the Company shall, within five days prior to the Closing Date, use its best efforts to (i) establish and take such reserves and accruals as Acquiror shall request to conform, on a mutually satisfactory basis, the Company's loan, accrual and reserve policies to Acquiror's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes the expenses of the Reorganization; provided, however that the Company shall not be required to take any action that
         (i) is not consistent with GAAP, (ii) would materially impair its regulatory capital, or (iii) that is inconsistent with any formal or informal undertaking by the Company to any banking regulatory agency which has been disclosed in writing to the Company.

                  (b) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries and its officers, directors and employees to, cooperate with and assist the Acquiror in the formulation of a plan of integration for Acquiror and the Company, and Acquiror Bank and the Merging Bank.

         5.04 Information, Access Thereto. Acquiror, its representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the facilities, employees, operations, records and properties of the Company and its Subsidiaries. Acquiror, its representatives and agents may, prior to the Effective Time, make or cause to be made such investigation of the operations, records and properties of the Company and its Subsidiaries, and of its and their financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters. Upon request, the Company and its Subsidiaries shall furnish Acquiror or its representatives or agents, its and their attorneys, responses to auditors' requests for information and such financial and operating data and other information requested by Acquiror, developed by the Company or its Subsidiaries, its and their auditors, accountants or attorneys, and will permit Acquiror, its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for the Company or its Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its representatives or agents. Acquiror and Acquiror's agents, contractors and environmental consultants also shall have the right of access to the Real Estate before the Effective Time for the purpose of undertaking such environmental investigation and testing as Acquiror deems necessary or appropriate pursuant to Section 6.10. Acquiror and Acquiror's agents, contractors and environmental consultants also shall have the right of access to the Company's and its Subsidiaries records or employees for the purpose of carrying out necessary investigation and testing. No investigation by Acquiror shall affect the representations and warranties made by the Company herein.

         5.05 Confidentiality. The Company shall cause all internal, nonpublic financial and business information obtained by it from Acquiror or any of its Subsidiaries to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict the Company from making such disclosure thereof as may be required by law in connection with the consummation of the Reorganization or as may be required in performance of this Agreement. Furthermore, the Company shall have no obligation to keep confidential any information that (a) was already known to the Company and was received from a source other than the Acquiror or any of its Subsidiaries, directors, officers, employees or agents, provided that the source making such information available was not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (b) is or becomes generally available to the public other than as a result of a disclosure by the parties hereto to one another. If the Merger shall not be consummated, all nonpublic financial and business information, documents and material and all copies thereof shall be returned to Acquiror, or destroyed by the Company, and shall not be used by the Company in any way that reasonably could be expected to be detrimental to Acquiror and will not be disclosed to others except as specifically permitted above.

         5.06 Recommendation of Merger to Shareholders. The Board of Directors of the Company shall recommend in the Proxy Statement/Prospectus, consistent with its fiduciary duties, approval of this Agreement, the Plan of Merger and the Merger to all shareholders of the Company entitled to vote thereon.

         5.07 Litigation Matters. The Company shall consult with Acquiror about any proposed settlement or lack thereof, or any disposition of, any litigation matter in which it or any of its Subsidiaries is or becomes involved and the amount involved exceeds $50,000.

         5.08 Bank Merger. The Company shall cause the Merging Bank to take all such corporate action as is required to complete the Bank Merger, including approval by the Board of Directors of the Merging Bank and execution by appropriate officers of the Merging Bank of the Bank Merger Agreement.

         5.09 No Solicitation. From and after the date hereof until termination of this Agreement, neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, agents or affiliates (including, without limitation, any investment banker, attorney, accountant or representative retained by the Company or any of its Subsidiaries) will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action. The Company shall notify Acquiror orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver promptly to Acquiror a copy of such inquiry or proposal. Notwithstanding the foregoing, the Company may enter into discussions or negotiations or provide information in connection with an unsolicited Acquisition Proposal if the Board of Directors of the Company has been advised in writing by such Board's outside legal counsel that in the exercise of its fiduciary obligations such discussions or negotiations should be commenced or such information should be furnished. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following involving the Company or any of its Subsidiaries (other than the transactions contemplated hereunder):
(a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         5.10 Other Approvals. The Company shall cooperate and use its best efforts to obtain all written consents and approvals of other persons in connection with any lease or other agreement, the benefits of which cannot be retained upon consummation of the transactions contemplated hereby without such written consent or approval.

         5.11 Best Efforts. The Company agrees to use its best efforts to cause the conditions contained in Articles Seven and Nine to be satisfied and to effect the Reorganization.

         5.12 Termination and Other Payments. Notwithstanding anything in this Agreement to the contrary, all severance and termination payments, benefits, acceleration of benefit vesting and other compensation paid by the Company or any of its Subsidiaries, as provided for in this Agreement or otherwise, shall not exceed the level of payments and benefits which would be deductible under Section 280G of the Code, giving effect to any obligations of Acquiror or any subsidiary thereof, as provided herein.

         5.13 Voting Agreements. Within 20 days of the date of this Agreement, the Company shall obtain and deliver to Acquiror signed voting agreements ("Voting Agreements"), substantially in the form attached hereto as Exhibit D, from each of its executive officers and directors in their individual capacity, to the effect that he or she will vote the shares of Company Common Stock beneficially owned by him or her in favor of the Merger and all transactions related thereto, and he or she will not dispose of any shares of Company Common Stock beneficially owned by him or her prior to the Effective Time, subject to certain exceptions as provided in the Voting Agreements.

         5.14 Advise of Changes. Between the date hereof and the Closing Date, the Company shall promptly advise Acquiror in writing of any fact or document which, if existing or known as of the date hereof, would have been required to be set forth, disclosed, or made available to Acquiror pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein materially untrue.


                                  ARTICLE SIX

                      ADDITIONAL COVENANTS AND AGREEMENTS

         6.01     Regulatory Matters.

                  (a) The Acquiror shall prepare and file with the SEC a registration statement on Form S-4 covering the Acquiror Common Stock to be issued pursuant to this Agreement and the Plan of Merger (the "Registration Statement"), and the Company shall give to Acquiror all information concerning the Company which is required for inclusion in the Registration Statement. The Registration Statement shall include a proxy statement/prospectus (the "Proxy Statement/Prospectus") prepared for use in connection with the Shareholders Meeting, all in accordance with the rules and regulations of the SEC. Acquiror shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be requested in connection with any such action.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, effect all applications, notices, petitions and filings, and obtain as promptly as practicable all Requisite Regulatory Approvals, permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Acquiror shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Acquiror, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, regulatory agency or governmental entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any regulatory agency or governmental entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all Requisite Regulatory Approvals, permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective subsidiaries to any regulatory agency or governmental entity in connection with the Reorganization and the other transactions contemplated by this Agreement.

                  (d) The Acquiror and the Company shall promptly advise each other upon receiving any communication relating to the transactions contemplated herein from any regulatory agency or governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

         6.02 Legal Conditions to Reorganization. Each of Acquiror and the Company shall, and shall cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Reorganization and, subject to the conditions set forth in Articles Seven, Eight and Nine hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any Requisite Regulatory Approval, consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by the Company or Acquiror or any of their respective subsidiaries in connection with the Reorganization and the other transactions contemplated by this Agreement.

         6.03 Subsequent SEC Filings; Press Releases. As soon as reasonably available, but in no event more than three business days after the filing thereof with the SEC, Acquiror shall deliver to the Company and the Company shall deliver to Acquiror their respective reports, including Forms 8-K, 10-Q, 10-K, proxy statements (and the small business issuer equivalents), as filed with the SEC under the Exchange Act. In addition, from and after the date of this Agreement through the Effective Time, the Company and the Acquiror shall promptly deliver to the other copies of all press releases issued by it or any of its Subsidiaries. Neither party will issue any release or other publicity about the Merger or the transactions contemplated by this Agreement without prior notice to the other.

         6.04 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Acquiror with full title to all properties, assets, rights, approvals, immunities and franchises of the Company or any of its Subsidiaries, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be requested by Acquiror.

         6.05 Advice of Changes. The Company shall promptly advise Acquiror of any change or event having a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and Acquiror shall promptly advise the Company of any change or event having a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of its representatives, warranties or covenants contained herein. From time to time prior to the Effective Time, the Company and Acquiror shall promptly supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby.

         6.06 Current Information. During the period from the date of this Agreement to the Effective Time, the Company shall cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Acquiror and to report (a) the general status of the ongoing operations of the Company and its Subsidiaries, and (b) the status of, and the action proposed to be taken with respect to, those loans held by the Company or any of its Subsidiaries which, individually or in combination with one or more other loans to the same borrower thereunder, have an unpaid principal amount of $50,000 or more and are non-performing assets. The Company shall promptly notify Acquiror of any material change in the normal course of business or in the operation or the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Company or any of its Subsidiaries, and shall keep Acquiror fully informed of such events.

         6.07 Termination of Regulatory Agreements. The Company and the Merging Bank shall use their reasonable best efforts to cause all regulatory agreements, which have or reasonably could be expected to have a material adverse effect on the Company taken as a whole, to which the Company or the Merging Bank is or becomes subject to be terminated and to be of no further force and effect at or prior to the Effective Time.

         6.08 Tax Returns. The Company shall prepare and file, as approved or as may be directed by Acquiror, any tax returns with respect to the Merger.

         6.09     Compensation and Benefit Plans; Existing Agreements.

         (a) RRP. All shares of Company Common Stock awarded pursuant to the RRP shall become fully vested and nonforfeitable prior to or at the Effective Time as provided in the RRP. Recipients of shares awarded pursuant to the RRP (including recipients who become vested in the RRP shares after the date of this Agreement, including at the Effective Time) shall be entitled to elect cash or Acquiror Common Stock in the same manner as the holders of Company Common Stock. No additional shares of Company Common Stock shall be granted after the date of this Agreement pursuant to the RRP. The RRP shall be terminated as soon as practicable after the Effective Time and all remaining unallocated shares held by the RRP, if any, shall be extinguished as of the Effective Time. All shares of Company Common Stock awarded, pursuant to the RRP shall be considered issued and outstanding shares at the Effective Time for all purposes and in particular for purposes of Article I of this Agreement.

         (b) ESOP. The ESOP shall receive the Per Share Cash Distribution in exchange for its shares of Company Common Stock. As of the Effective Time, the Reliance Savings Bank Employee Stock Ownership Plan ("ESOP") shall be terminated as Acquiror and the Company shall mutually determine, and the loan between Reliance Bancshares, Inc. and the ESOP shall be repaid in full with cash consideration received by the ESOP with respect to unallocated shares of Company Common Stock held in a suspense account under the ESOP. Any cash consideration received with respect to such Company Common Stock held in the suspense account under the ESOP, remaining after such repayment, shall be allocated to the ESOP accounts of those Company Employees who are ESOP participants and beneficiaries ("ESOP participants") in accordance with the terms of the ESOP as amended with respect to such termination. All ESOP participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP, determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the IRS as to the tax qualified status of the ESOP upon its termination under Sections 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distribution of the benefits under the ESOP shall be made to ESOP participants. From and after the date of this Agreement, and in anticipation of such determination and distribution, Acquiror, Company and their respective representatives, prior to the Effective Time, and Acquiror and its representatives after the Effective Time, shall use their best efforts to apply for and obtain such favorable Final Determination Letter from the IRS. In the event that Acquiror, Company and their respective representatives prior to the Effective Time, and Acquiror and its representatives after the Effective Time, reasonably determine that the ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the ESOP to lose its tax qualified status, the Company prior to the Effective Time, and Acquiror after the Effective Time, shall take such action as they may determine with respect to the distribution of benefits to the ESOP participants, provided that the assets of the ESOP shall be held or paid for the benefit of the ESOP participants, and provided further that in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly to the Company or any affiliate thereof or to Acquiror or any affiliate thereof.

         (c) Company Pension Plan. All participants in the Company Pension Plan shall be fully vested as of the Effective Time in their accrued benefits thereunder, and all amounts contributed by the Company to the Company Pension Plan prior to the Effective Time shall be applied to provide benefits to participants. As of the Effective Time, the Company's participation in the Company Pension Plan shall terminate.

         (d) Non-Qualified Deferred Retirement Plan for Directors. Acquiror agrees to assume the obligations of the Company under the Reliance Savings Bank Non-Qualified Deferred Retirement Plan for Directors, as in effect on the date hereof, and from and after the Effective Time to continue to perform and satisfy the terms and obligations thereof. Acquiror agrees that the transactions contemplated by this Agreement constitute a change of control of the Company for purposes of such Plan.

         (e) Benefit Plans. At the Effective Time, each Employee of the Company and its Subsidiaries shall immediately become entitled to participate in each of the Acquiror Plans, including without limitation, group hospitalization, medical, life and disability insurance plans, severance plans, qualified retirement, ESOP and savings plans, stock option plans, and management recognition plans, in which similarly situated employees of Acquiror and its Subsidiaries participate and to the same extent as such employees of Acquiror. The period of employment and compensation of each Employee of the Company and its Subsidiaries with the Company and its Subsidiaries shall be counted for all purposes (except for purposes of benefit accrual) under the Acquiror Plans, including without limitation, for purposes of vesting and eligibility. Any expenses incurred by an Employee of the Company or its Subsidiaries under the Company's welfare benefit plans (such as deductibles or co-payments) shall be counted for all purposes under the Acquiror Plans. Acquiror shall waive any preexisting condition exclusions for conditions existing on the Effective Time and actively at work requirements for periods ending on the Effective Time contained in the Acquiror Plans as they apply to Employees of the Company and its Subsidiaries and former employees and their dependents; provided that the Acquiror's waiver of preexisting conditions shall not extend to any condition which has prevented an Employee's coverage under comparable benefit plans of the Company or the Merging Bank. Notwithstanding anything in this Section 6.09 to the contrary, participation by the Employees in any of the Acquiror Plans with respect to which the eligibility of employees of Acquiror to participate is at the sole discretion of Acquiror, shall be at the sole discretion of the Acquiror applied in the same manner as such discretion is applied to similarly situated employees of Acquiror. Also, not withstanding anything in this Section 6.09 to the contrary, Acquiror shall have sole discretion with respect to the determination whether to terminate, merge or continue any employee benefit plan or program of the Company or any of its Subsidiaries (other than the ESOP, the Company Pension Plan or the Non-Qualified Deferred Retirement Plan for Directors); provided, however, that Acquiror shall continue to maintain Company plans other than stock-based incentive plans and the tax qualified plans of the Company until the Employees are permitted to participate in similar Acquiror Plans. At the Effective Time, Acquiror or a subsidiary thereof shall be substituted for the Company as the sponsoring employer under those plans with respect to which the Company or a Subsidiary is a sponsoring employer immediately prior to the Effective Time, and which plan is assumed by the Acquiror pursuant to the terms of this Agreement, and Acquiror or a subsidiary thereof shall assume and be vested with all of the powers, rights, duties, obligations, and liabilities previously vested in the Company or a Subsidiary with respect to each such plan.

         (f) Retiree Medical Coverage. From and after the Effective Time, Acquiror shall maintain post-retirement medical and health coverage no less favorable than that maintained by the Company at the Effective Time, as described in Schedule 6.09(f), with respect to former and current officers and employees and current non-employee directors of the Company and its Subsidiaries, and their dependents, who satisfy the requirements for coverage under such program.

         (g) Successors of Acquiror. The provisions of this Section 6.09 shall be binding upon and inure to the benefit of any successor to the Acquiror.

         6.10     Environmental Studies.

                  (a) The Acquiror may in its discretion retain an environmental consultant or consulting firm to perform an Environmental Survey of any Real Estate (as defined in Section 3.10). Acquiror acknowledges receipt of a Phase I Environmental Site Assessment of the property located at 3140 South 27th Street, dated June 5, 1998, which Assessment has been paid for by the Company. The term "Environmental Survey" includes, but shall not be limited to: a public records search; review of Company documents; interviewing Company employees; on- site physical examination of premises; surveying; soil boring; analytical testing of the Real Estate; and report preparation. The Company shall provide site access and other cooperation as required to perform the Environmental Survey. Acquiror shall have sole direction over the performance and completion of the Environmental Survey and the costs of any phase I environmental audit shall be borne solely by the Company, with the costs of any further environmental evaluation work to be shared equally by the Acquiror and the Company. Within one week of receipt, the party receiving any environment evaluation report shall deliver copies of all reports and analytical data to the other.

                  (b) In the event the Environmental Survey identifies an Environmental Condition (as defined herein), which in the opinion of Acquiror may have a material adverse effect on the business of the Company or any of its Subsidiaries, the Acquiror may terminate this Agreement pursuant to Section 10.01(h) hereof; or upon Acquiror's demand made within three weeks of receipt of the Environmental Survey, the Company shall cure, abate, correct or remedy such Environmental Condition to the satisfaction of the Acquiror prior to the Effective Time, and if the Company shall not cure, abate, correct, remedy such Environmental Condition to the satisfaction of the Acquiror prior to the Effective Time, the Acquiror shall have the right to terminate this Agreement pursuant to Section 10.01(h) hereof. The term "Environmental Condition" means any condition in, on or directly related to the Real Estate which requires cleanup, remedy, abatement or restoration of any structure, surface water, groundwater, soil or any natural resource under any Environmental Law.

                  (c) If the Acquiror elects to terminate this Agreement pursuant to paragraph (b) above, the Company shall indemnify and hold harmless Acquiror and its successors, assigns, lessees and licensees, and also the officers, employees, and shareholders of any of them, from and against all claims, administrative orders, actions, proceedings, demands, assessments, judgments, debts, damages, costs, charges and expenses, including but not limited to court costs, attorneys' fees, interest and penalties, and from and against all liabilities, obligations, losses and damages of whatever nature that may be made against it or them or which they may sustain or be put to arising from or by reason of any contamination or Environmental Condition of the Real Estate.


                                 ARTICLE SEVEN

                CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES

     The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Effective Time:

         7.01 Regulatory Approvals. The parties hereto shall have received all regulatory approvals, consents and waivers required to consummate the transactions contemplated by this Agreement (including the transactions contemplated by the Plan of Merger) from the appropriate regulatory agencies and governmental entities, including the OTS, the FDIC, the WDFI and any other state and banking authorities, and each such approval shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority or any other third party by formal proceeding; provided, however, that no approval, consent or waiver shall be deemed to have been received if it shall include any condition or requirement that, in the opinion of the Acquiror, would so adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Acquiror so as to render inadvisable the consummation of the transactions contemplated herein (all such approvals and expiration of applicable waiting periods referred to as "Requisite Regulatory Approvals").

         7.02 Federal Tax Opinion. The Company and Acquiror shall have received from Michael Best & Friedrich, an opinion, dated the Effective Time, in form and substance reasonably satisfactory to the Company and Acquiror, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (a) the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368, or any successor thereto, of the Code, and (b) that, except with respect to holders of Company Common Stock who exercise dissenters' rights and except for cash payments, including cash in lieu of a fractional share interest and cash paid to those holders of Company Common Stock who receive the Per Share Cash Consideration,
(i) no gain or loss will be recognized by a holder of Company Common Stock upon conversion in the Merger of Company Common Stock into Acquiror Common Stock,
(ii) the basis of Acquiror Common Stock to be received in the Merger by a holder of Company Common Stock will be the same as such holder's basis in the Company Common Stock exchanged therefor, and (iii) the holding period of Acquiror Common Stock to be received in the Merger by a holder of Company Common Stock will include the period during which such holder held the Company Common Stock exchanged therefor, provided that such Company Common Stock was held as a capital asset immediately prior to the consummation of the Merger. In rendering such opinion, Michael Best & Friedrich may rely upon representations contained in certificates of officers of Acquiror, the Company and others.

         7.03 Registration Statement. The Registration Statement filed by Acquiror with the SEC with respect to the Acquiror Common Stock to be issued pursuant to this Agreement and the Plan of Merger shall have become effective and no stop order proceedings with respect thereto shall be pending or threatened.

         7.04 Orders, Decrees and Judgments. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.
No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal the consummation of the Merger.

         7.05 NASDAQ Listing. The shares of Acquiror Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.


                                 ARTICLE EIGHT

              FURTHER CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

         The obligation of the Company to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of the following conditions:

         8.01 Compliance by Acquiror. (a) All material terms, covenants and conditions of this Agreement required to be complied with and satisfied by Acquiror at or prior to the Effective Time shall have been duly complied with and satisfied in all material respects, and (b) the representations and warranties made by Acquiror, as may be updated pursuant to Section 6.05 hereof, shall be true and correct in all material respects at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct in all material respects at such time or times), and except for those matters which in the aggregate do not have a material adverse effect on the consolidated financial condition and earnings of Acquiror and its subsidiaries taken as a whole. The Company shall have received a certificate signed on behalf of the Acquiror by the Chief Executive Officer and the Chief Financial Officer to the foregoing effects.

         8.02 Opinion of Counsel. There shall have been delivered and addressed to the Company an opinion of Michael Best & Friedrich, in the form attached hereto as Exhibit E, dated as of the Closing Date.

         8.03 Officers' Certificate. Acquiror shall deliver to the Company a certificate signed by its President or any Executive Vice President and by its Secretary or Assistant Secretary, dated the Closing Date, certifying in their official capacity to his or her respective best knowledge and belief, that Acquiror has met and complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to it.

         8.04 Litigation. Acquiror shall not be made a party to, or to the knowledge of Acquiror threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of the Company have or are likely to have a material adverse effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of Acquiror. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger which would make consummation of the Merger inadvisable in the reasonable opinion of the Company.

         8.05 No Environmental Condition. At the Effective Time, there shall be no Environmental Condition existing with respect to any Real Property, which has or is likely to have a material adverse effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of Acquiror, and with respect to which Acquiror has not taken reasonable steps to cure, abate, correct or remedy such Environmental Condition to the reasonable satisfaction of the Company. For purposes of this Section 8.05, a "material adverse effect" shall mean the existence of an Environmental Condition where the amount which is likely to be charged to Acquiror exceeds 1% of Acquiror's total shareholders' equity.

         8.06 Opinion. The Company will receive an opinion from Robert W. Baird & Co. Incorporated, dated as of the date of the Proxy Statement/Prospectus, to the effect that, subject to the terms, conditions and qualifications set forth therein, the consideration as set forth herein to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

         8.07 Absence of Certain Changes or Events. As of the Closing Date, there shall have been no "Material Adverse Change in the Acquiror" (as defined below) from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to
Section 6.05 hereof do not constitute a waiver or other consent to any Adverse Change in the Acquiror. For purposes of this Section 8.07, a "Material Adverse Change in the Acquiror" shall mean any adverse change in the business, financial condition, operating results or prospects of the Acquiror (other than general economic or business conditions) or the existence of any pending or threatened litigation or administrative action which (i) creates any reasonable possibility that the Acquiror may incur a material loss that has not been reserved against; (ii) challenges any portion of the Reorganization and which, in the reasonable opinion of the Company, would be likely to enjoin consummation, or result in rescission, of any part of the Reorganization; or
(iii) the Company's board of directors reasonably determines, in good faith and in the exercise of its fiduciary duty, would render consummation of the Reorganization adverse in a material manner to the best interests of the Company's shareholders.

         8.08 Accountant's Letter. The Acquiror shall have caused to be delivered to the Company letters from the Acquiror's independent public accountants, KPMG Peat Marwick LLP, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to the Company and the Acquiror, with respect to the Acquiror's consolidated financial position and results of operation, and which describes procedures which shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.


                                  ARTICLE NINE

               FURTHER CONDITIONS TO THE OBLIGATIONS OF ACQUIROR

         The obligation of Acquiror to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of the following conditions:

         9.01 Compliance by the Company. (a) All material terms, covenants and conditions of this Agreement required to be complied with and satisfied by the Company at or prior to the Effective Time shall have been duly complied with and satisfied in all material respects, and (b) the representations and warranties made by the Company, as may be updated pursuant to Section 6.05 hereof, shall be true and correct in all material respects at and as of the Effective Time, except for those specifically relating to a time or times other than the Effective Time (which shall be true and correct at such time or times), and except for those matters which in the aggregate do not have a material adverse effect on the consolidated financial condition and earnings of the Company and its subsidiaries taken as a whole. The Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer to the foregoing effects.

         9.02 Accuracy of Financial Statements. The Company Financial Statements and Subsequent Company Financial Statements heretofore or hereafter furnished to Acquiror shall not be inaccurate in any material respect.

         9.03 Net Worth. As of the close of business on the day immediately preceding the Effective Time, the Company's net worth, as shown by the sum of its total shareholders' equity plus the allowance for loan losses but excluding any adjustments made as a result of the application of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", any adjustments recorded pursuant to Section 5.03(a), plus an allowance of up to $210,000 for legal, accounting, and investment advisor/fairness opinion fees incurred in connection with the transactions contemplated by this Agreement, shall not be less than the amount set forth in the Company's Consolidated Statement of Financial Condition at March 31, 1998. The Company shall deliver to Acquiror a certificate signed by its Chief Financial Officer, dated the Closing Date, certifying to such effect.

         9.04 Sufficiency of Documents, Proceedings. All documents delivered by and proceedings of the Company in connection with the transactions contemplated by this Agreement and the Plan of Merger shall be reasonably satisfactory to Acquiror.

         9.05 Opinion of Counsel. There shall have been delivered to Acquiror an opinion of Schiff, Hardin & Waite, legal counsel to the Company, in the form attached hereto as Exhibit F, dated the Closing Date.

         9.06 Officers' Certificate. The Company shall deliver to Acquiror a certificate signed by its Chairman of the Board, President and Chief Executive Officer and Secretary, dated the Closing Date certifying in their official capacity to their respective best knowledge and belief that the Company has met and complied with all conditions necessary to make this Agreement and the Plan of Merger effective as to the Company. The Company also shall have delivered all such other certificates and documents with respect to the Company as may have been requested by Acquiror.

         9.07 Absence of Certain Changes or Events. As of the Closing Date, there shall have been no "Material Adverse Change in the Company" (as defined below) from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.14 and 6.05 hereof do not constitute a waiver or other consent to any Material Adverse Change in the Company. For purposes of this Section 9.07, a "Material Adverse Change in the Company" shall mean any adverse change in the business, financial condition, operating results or prospects of the Company (other than general economic or business conditions) and its Subsidiaries or the existence of any pending or threatened litigation or administrative action which (i) creates any reasonable possibility that the Company or its Subsidiaries may incur a material loss that has not been reserved against; (ii) materially challenges any portion of the Reorganization and which, in the reasonable opinion of Acquiror, would be likely to enjoin consummation, or result in rescission, of any part of the Reorganization; or (iii) Acquiror's board of directors reasonably determines, in the exercise of its fiduciary duty, would render consummation of the Reorganization adverse in a material manner to the best interests of Acquiror's shareholders.

         9.08 Litigation. Neither the Company nor its Subsidiaries shall be made a party to, or to the knowledge of the Company, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of Acquiror, have or are likely to have a material adverse effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of the Company or the assets, properties, business, operations or condition, financial or otherwise, of the Merging Bank, nor shall any director or officer or former director or officer of the Company or its Subsidiaries be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to their performance or nonperformance of their legal or fiduciary duties as directors and officers of the Company or its Subsidiaries which in the reasonable opinion of the Board of Directors of Acquiror is likely to have a material adverse effect on the Company or the Merging Bank. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger or the Bank Merger Agreement which would make consummation of the Reorganization inadvisable in the reasonable opinion of Acquiror.

         9.09     Agreements of Affiliates.

                  (a) As soon as practicable after the Mailing Date, the Company shall deliver to Acquiror a letter identifying all persons who the Company believes to be, at the time this Agreement is submitted to a vote of the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to Acquiror prior to the Effective Time a written agreement, in substantially the form attached hereto as Exhibit G, providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Acquiror Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act. Prior to the Effective Time, the Company shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement in substantially the form of Exhibit G.

                  (b) As soon as practicable after the Mailing Date, Acquiror and the Company shall identify all shareholders of the Company who may be required to make certain representations and covenants such that the Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and the Company shall use its best efforts to cause each of these shareholders to sign a written agreement containing such representations and covenants.

         9.10 Bank Merger Agreement. The Bank Merger Agreement shall have been duly authorized and approved by the Merging Bank so as to permit the Bank Merger to be consummated as contemplated thereby.

         9.11 Consents Under Agreements. The consent, approval or waiver of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger or by the Acquiror-Bank pursuant to the Bank Merger Agreement to any obligation, right or interest of the Company or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Acquiror.

         9.12 Accountant's Letter. The Company shall have caused to be delivered to Acquiror letters from the Company's independent public accountants, Schenck & Associates, S.C. dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to Acquiror and the Company, with respect to the Company's consolidated financial position and results of operation, and which describes procedures which shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

         9.13 Approval by Affirmative Vote of Shareholders; Exercise of Dissenters' Rights. This Agreement and the Plan of Merger shall have been duly approved, confirmed and ratified by the requisite majority vote of the shareholders of the Company.

         9.14 Nonperforming Assets. At the end of each of the Company's fiscal quarters commencing December 31, 1997, the aggregate amount of all nonperforming assets does not exceed 0.5% of the Company's total assets.

                                  ARTICLE TEN

                           TERMINATION AND AMENDMENT

         10.01 Termination. This Agreement may be terminated and the Plan of Merger abandoned at any time prior to the filing of the Articles of Merger (whether before or after approval of this Agreement and the Plan of Merger by the shareholders of the Company):

                  (a) by written agreement between Acquiror and the Company authorized by a majority of the entire Board of Directors of each;

                  (b) by Acquiror, (i) provided Acquiror has used its best efforts to ensure that all of the conditions set forth in Articles Seven and Eight have been fulfilled, if any of the conditions set forth in Articles Seven or Nine hereof shall not have been fulfilled and shall not have been waived or shall have become impossible of fulfillment or (ii) if the Company shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from the Acquiror, specifying the nature of such failure and requesting that it be remedied;

                  (c) by the Company, (i) provided the Company has used its best efforts to ensure that all of the conditions set forth in Articles Seven and Nine have been fulfilled, if any of the conditions set forth in Articles Seven or Eight hereof shall not have been fulfilled and shall not have been waived or shall have become impossible of fulfillment or (ii) if the Acquiror shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by the Acquiror of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied;

                  (d) by either Acquiror or the Company if the Merger is not consummated on or before February 28, 1999, unless the failure to consummate shall be due to the failure of the party seeking to terminate to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if the Requisite Regulatory Approvals have not been obtained due to a protest under the Community Reinvestment Act, such deadline shall automatically be extended to May 31, 1999;

                  (e) by Acquiror in the event the Acquiror Average Stock Price is $32.40 or less;

                  (f) by either Acquiror or the Company upon written notice to the other party (i) 90 days after the date on which any request for application shall have been withdrawn at the request or recommendation of the regulatory agency or governmental entity which must grant a Requisite Regulatory Approval, or a Requisite Regulatory Approval shall have been denied, unless within the 90-day period following such denial or withdrawal, a petition for rehearing or an amended application has been filed with the applicable regulatory agency or governmental entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.01(f) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or (ii) if any court, regulatory agency or governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                  (g) by Acquiror if notice of changes to any of the Company's Disclosure Schedules is provided by the Company, and Acquiror reasonably determines that such changes would have a material adverse effect upon the business of the Company or its Subsidiaries if the transactions contemplated by this Agreement were consummated;

                  (h) by Acquiror within three weeks of receipt of the Environmental Survey pursuant to the provisions of Section 6.10(b) hereof in the event an Environmental Survey identifies an Environmental Condition, or by Acquiror if upon the Acquiror's request, the Company shall not have cured, abated, corrected or remedied an Environmental Condition to the satisfaction of the Acquiror prior to the Effective Time; or

                  (i) by the Company if notice of changes to any of Acquiror's Disclosure Schedules is provided by Acquiror and the Company reasonably determines that such changes would have a material adverse effect upon the business of Acquiror and its subsidiaries if the transactions contemplated by this Agreement were consummated.

                  (j) by the Company, if the Board of Directors of the Company shall determine in good faith and in the exercise of reasonable judgment (based on the advice of independent financial advisors and counsel) that a bona fide, written and unsolicited proposal or offer made by a corporation (excluding the Acquiror or any of its Subsidiaries or affiliates), partnership, person, other entity, or group (as defined in Section 13(d)(3) of the Exchange Act) with respect to an Acquisition Proposal is more favorable to the Company and its shareholders than the transactions contemplated hereby.

                  (k) by the Acquiror, if a Company Purchase Event as defined in Section 10.03(b) occurs prior to the termination of this Agreement.

         10.02 Effect of Termination. In the event this Agreement and the Plan of Merger are terminated as provided herein, this Agreement and the Plan of Merger shall become void and of no further force and effect without any liability on the part of the terminating party or parties or their respective shareholders, directors or officers; provided, however, that Sections 4.04, 5.05, 10.02, 10.03, 12.06 and 12.13 of this Agreement shall survive any such termination and, except if the Company pays the Acquiror the Fee, as defined in
Section 10.03(a), and expenses under Section 12.06, that no party shall be relieved or released from any liability or damages arising out of its willful breach of any provision of this Agreement. In the event of termination of this Agreement, written notice thereof and the reasons therefor shall be given to the other parties by the terminating party.

         10.03    Fee.

                  (a) The Company hereby agrees to pay Acquiror and Acquiror shall be entitled to receipt of a fee (the "Fee") of $875,000 in the event of:

                          (i)     termination by the Company as provided in
                                  Section 10.01(j);

                          (ii)    termination by the Acquiror as provided in
                                  Section 10.01(k);

                          (iii) the Merger contemplated herein not being consummated because the Company materially breaches its obligations under this Agreement; or

                          (iv) following the occurence of a Company Purchase Event as defined in Section 10.03(b), at any time within twelve (12) months of the date of termination of this Agreement pursuant to Sections 10.01(b)(ii), 10.01(g), by the
                                  Company pursuant to Section 10.01(f)(i) or pursuant to Section 10.01(b)(i) because the condition of Section 9.13 is not satisfied.

         Such payment shall be made in immediately available funds within five business days after delivery of notice of entitlement by Acquiror.

                  (b) The term "Company Purchase Event" shall mean any of the following events, or the Company or any of its Subsidiaries agreeing to, orally or in writing, to enter into an agreement relating to any of the following events:

                      (i) the acquisition by any person, other than Acquiror or any of its subsidiaries, alone or together with such person's affiliates and associates or any group, of beneficial ownership of 25% or more of the Company Common Stock (for purposes of this Subsection (b)(i), the terms "group" and "beneficial ownership" shall be as defined in
                             Section 13(d) of the Exchange Act and regulations promulgated thereunder and as interpreted thereunder);

                      (ii) a merger, consolidation, share exchange, business combination or any other similar transaction involving the Company or the Merging Bank, other than a transaction involving the Acquiror or any of its Subsidiaries;

                    (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of the Company or the Merging Bank, in a single transaction or series of transactions, other than a transaction involving the Acquiror or any of its Subsidiaries; or

                      (iv) the Board of Directors of the Company does not recommend approval of the Reorganization to their shareholders and the transactions contemplated thereby unless Acquiror has materially breached its representations, warranties or covenants provided herein and has not attempted to cure such breach to the reasonable satisfaction of the Company.

                  (c) The Company shall notify Acquiror promptly in writing of its knowledge of the occurrence of any Company Purchase Event; provided, however, that the giving of such notice by the Company shall not be a condition to the right of Acquiror to the Fee.

                  (d) Notwithstanding Section 12.13 and any provision in this Agreement to the contrary, payment by the Company to the Acquiror of the Fee and expenses (as provided in Section 12.06) shall relieve the Company of any claim for damages by the Acquiror or any other remedy.


                                 ARTICLE ELEVEN

                      MODIFICATIONS, AMENDMENTS AND WAIVER

         11.01 Modifications, Amendments and Waiver. At any time prior to the Effective Time and before or after shareholder approval of this Agreement and the Plan of Merger by the Company's shareholders, the Company and Acquiror may (a) by written agreement executed by a duly authorized officer of each, extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) by written notice executed by a duly authorized officer of the party adversely affected waive compliance in whole or in part with any of the covenants, agreements or conditions contained in this Agreement or the Plan of Merger, or (c) by written agreement executed by a duly authorized officer of each, make any other amendment or modification of this Agreement or the Plan of Merger; provided, however, that, after Company shareholder approval of this Agreement, no such extension, waiver, amendment or modification shall adversely affect the amount of the consideration to be received in the Merger by the shareholders of the Company. Any such extension, waiver, amendment or modification shall be conclusively evidenced by the execution and delivery of the same by the President or any Executive Vice President in the case of Acquiror, or the President or any Vice President in the case of the Company, attested to by the Secretary or Assistant Secretary of each party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement or the Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or a waiver of any other condition or of the breach of any other term of this Agreement or the Plan of Merger.

                                 ARTICLE TWELVE

                                 MISCELLANEOUS

         12.01 Closing. A closing (the "Closing") of the transactions provided for herein shall take place on a date chosen by mutual agreement of the Company and Acquiror, upon the satisfaction or waiver of all of the conditions to the Merger set forth herein and in the Plan of Merger but in no event later than the last business day of the month in which all conditions to the Merger set forth herein and in the Plan of Merger have been satisfied or waived (the "Closing Date"), at the offices of Michael Best & Friedrich in Milwaukee, Wisconsin. At the Closing, the parties will exchange the certificates, opinions and other documents called for herein. Subject to the terms and conditions hereof, consummation of the Merger in the manner described herein shall be accomplished as soon as practicable after the exchange of the documents at the Closing has been completed.

         12.02 Articles of Merger. Subject to the provisions of this Agreement, on the Closing Date, as herein defined, the Articles of Merger shall be signed, verified and affirmed as required by the WBCL and duly filed with the WDFI.

         12.03 Further Acts. Each of the parties (a) shall perform such further acts and execute such further documents as may be reasonably required to effect the Merger (including, without limitation, the certification, execution, acknowledgement and filing of the Plan of Merger) and to effect the Bank Merger, and (b) shall use all reasonable efforts to satisfy or obtain the satisfaction of the conditions set forth in Articles Seven, Eight and Nine hereof.

         12.04 Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement and the Plan of Merger shall be in writing and shall be deemed to have been duly delivered or given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a)     if to the Company, to:
                             Allan T. Bach
                             President and Chief Executive Officer
                             Reliance Bancshares, Inc.
                             3140 South 27th Street
                             Milwaukee, Wisconsin 53215

                          with a copy to:
                             Christopher J. Zinski
                             Schiff Hardin & Waite
                             7300 Sears Tower
                             Chicago, Illinois 60606

                  (b)     and if to Acquiror to:
                             Mr. Thomas R. Perz
                             President and Chief Executive Officer
                             St. Francis Capital Corporation
                             13400 Bishops Lane, Suite 350
                             Brookfield, Wisconsin 53005-6203

                          with a copy to:
                             W. Charles Jackson
                             Michael Best & Friedrich LLP
                             100 East Wisconsin Avenue
                             Milwaukee, Wisconsin  53202

or to such other person or address as a party hereto shall specify hereunder.

         12.05 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Acquiror shall be entitled to revise the structure of the Merger and related transactions, provided however, that the transactions comprising such revised structure shall not delay the Closing Date or prevent the Merger from being deemed a reorganization within the meaning of Section 368 of the Code and that Acquiror shall bear the costs of effecting any such revision. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         12.06 Expenses. Unless otherwise specifically referred herein, the Company and Acquiror each shall pay all of their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, the Bank Merger Agreement and the Shareholders Meeting, including the fees and expenses of their own counsel, accountants, investment bankers and other experts, whether or not the transactions contemplated by this Agreement are consummated, except that the parties agree to divide equally the costs of printing the Registration Statement and the Proxy Statement/Prospectus and the cost of filing the Registration Statement with the SEC and listing the additional shares of Acquiror Common Stock with NASDAQ; provided, however, in the event this Agreement is terminated by either party hereto pursuant to Sections 10.01(b)(i) or (c)(i) because the condition in Section 8.06 shall not have been fulfilled, or pursuant to Sections 10.01(b), (c), (g), (h) or (i), or in the event the Company is obligated to pay the Acquiror the Fee pursuant to
Section 10.03, the terminating party shall be entitled to recover from the other party the actual fees and expenses incurred by the terminating party incident hereto provided, however, that in no event will either party be required to reimburse the other for its fees and expenses in excess of $80,000.

         12.07 Nonsurvival of Representations and Warranties. All representations, warranties and agreements in this Agreement or in any instrument delivered by the Company or the Acquiror pursuant to or in connection with this Agreement shall expire at the Effective Time, except that the agreements of the parties which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time, shall be enforceable only by the parties hereto, but shall not create any third party beneficiary rights.

         12.08 Discussions With Other Banks, Bank Holding Companies, Savings Associations and Bank-Related Businesses. Acquiror now or in the future may be discussing possible acquisition of other financial institutions or their holding companies or bank-related businesses but such discussions, if any, are preliminary in nature and there can be no assurance at this time that agreements for affiliation will be reached, or if reached, will be consummated. However, it is agreed that additional financial institutions or their holding companies or bank-related businesses may become affiliated with or acquired by Acquiror prior to, concurrently with, or after the date hereof, on such terms as Acquiror and any such other financial institutions or their holding company or bank-related businesses may in their discretion agree. Acquiror agrees that no such affiliation or acquisition shall result in the undue delay in the affiliation of Acquiror and the Company.

         12.09 Entire Agreement. This Agreement (including the Acquiror and Company disclosure schedules and Exhibits attached hereto and as subsequently may be amended pursuant to the terms hereof), the Plan of Merger and the Bank Merger Agreement constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby, supersede any and all prior agreements and understandings relating to the subject matter hereof and thereof and may not be modified, amended or terminated except in writing signed by each of the parties hereto.

         12.10 Governing Law. This Agreement, the Plan of Merger and the Bank Merger Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin as such laws are applied to contracts entered into to be performed entirely within Wisconsin.

         12.11 Binding Effect and Parties in Interest. This Agreement and the Plan of Merger may not be assigned by any party hereto without the written consent of the other parties. This Agreement and the Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement and the Plan of Merger otherwise than as specifically provided herein.

         12.12 Captions. The caption headings of the Articles, Sections and subsections of this Agreement are for convenience of reference only and are not intended to be, and should not be construed as, a part of this Agreement or the Plan of Merger.

         12.13    Relief Due to Breach.

                  (a) Notwithstanding anything in this Agreement to the contrary and except as provided below, the Company and its Subsidiaries and Acquiror and its subsidiaries agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each of the Acquiror and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (b) If this Agreement is terminated by reason of a willful breach by the Company or any of its Subsidiaries, then the Company or any of its Subsidiaries shall be liable to the Acquiror for all actual, consequential and incidental damages suffered by the Acquiror arising from such willful breach.

                  (c) If this Agreement is terminated by reason of a willful breach by the Acquiror or any of its subsidiaries, then Acquiror or its subsidiaries shall be liable to the Company for all actual, consequential and incidental damages suffered by the Company arising from such willful breach.

         12.14 Invalidity. If any provision is invalid or unenforceable, the parties hereto shall use their best efforts to modify or amend the provision to be valid and enforceable and to properly reflect the intention of the parties in the first instance.

         12.15 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither Acquiror nor the Company shall, nor shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other written statement for general circulation with respect to the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld.

         12.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth hereafter.


                                        ST. FRANCIS CAPITAL CORPORATION



Dated:  June 30, 1998     By:
                               ------------------------------------------------
                                        Thomas R. Perz, President and Chief
                                        Executive Officer



                               Attest:
                                        ---------------------------------------



                                        RELIANCE BANCSHARES, INC.



Dated:    June 30, 1998   By:
                               ------------------------------------------------
                                        Allan T. Bach, President and Chief
                                        Executive Officer



                               Attest:
                                        ---------------------------------------